Exhibit 10.18

Execution Copy

CREDIT AGREEMENT

BY AND AMONG

HELIX HEARING CARE OF AMERICA CORP.

AND

EACH OF ITS DIRECT AND INDIRECT SUBSIDIARIES

AND

HEARx LTD.

Executed and Effective as of April 30, 2002

TABLE OF CONTENTS

CREDIT AGREEMENT	1
ARTICLE 1: THE CREDIT FACILITY	1
1.1 Term Loan Facility	1
1.1.1 Establishment of Credit Facility	1
1.1.2 Facility Maturity	1
1.1.3 Use of Proceeds	1
1.1.4 Term Loan Notes	2
1.1.5 Interest	2
1.1.5.1. Interest Rate Determination	2
1.1.5.2. Calculation of Interest	3
1.1.6 Repayment and Prepayment	3
1.1.6.1. Payments — Excess Cash Flow	3
1.1.6.2. Payments at Maturity	3
1.1.6.3. Prepayments	3
1.1.6.4. Availability for Reborrowing	4
1.2 Commitment	4
1.3 Advances	4
1.3.1 Requesting Advances	4
1.3.2 Funding Advances	4
1.3.3 Obligation to Advance	4
1.3.4 Indemnification for Revocation or Failure to Satisfy Conditions	4
1.4 Payments in General	5
1.4.1 Manner and Place of Payments	5
1.4.2 Special Payment Timing Issues	5
1.4.3 Application of Payments	5
1.4.4 Payment of Expenses, Indemnities and Protective Advances	5
1.4.5 Payments upon Termination	5
1.4.6 Late Payments	5
1.4.7 Default Interest	6
1.4.8 Usury Savings Provision	6
1.5 Release of Security	6
ARTICLE 2: CONDITIONS PRECEDENT	6
2.1 Closing Conditions	6
2.1.1 Compliance	6
2.1.1.1. Representations	6
2.1.1.2. No Default	6
2.1.1.3. No Material Change	7
2.1.2 Documents	7
2.1.2.1. Credit Agreement	7
2.1.2.2. Promissory Notes	7
2.1.2.3. Security Agreements and Collateral Assignments	7
2.1.2.4. Intellectual Property Security Agreements	7
2.1.2.5. Assignment of Life Insurance Policy	7
2.1.2.6. Real Estate Documents	7
2.1.2.7. Owners’ Pledge and Security Agreements	8
2.1.2.8. Insurance	8
2.1.2.9. Compliance Certificates	8
2.1.2.10. Opinions of Counsel	8
2.1.2.11. Payoff Instructions for Prior Indebtedness	8
2.1.2.12. Authorization Documents — Borrowers	8

i

2.1.2.13. Officer’s Certificates	8
2.1.2.14. Other Documents	9
ARTICLE 3: REPRESENTATIONS AND WARRANTIES	9
3.1 Organization and Good Standing	9
3.2 Power and Authority	9
3.3 Validity and Legal Effect	9
3.4 No Violation of Laws or Agreements	9
3.5 Title to Assets; Existing Encumbrances; Identification of Intellectual and Real Property	10
3.6 Capital Structure and Equity Ownership	10
3.7 Subsidiaries, Affiliates and Investments	11
3.8 Material Contracts	11
3.9 Licenses and Authorizations	11
3.10 Taxes and Assessments	11
3.11 Litigation and Legal Proceedings	11
3.12 Accuracy of Financial Information	11
3.13 Accuracy of Other Information	12
3.14 Compliance with Laws Generally	12
3.15 ERISA Compliance	12
3.16 Environmental Compliance	13
3.17 Fees and Commissions	13
3.18 Solvency	13
ARTICLE 4: AFFIRMATIVE COVENANTS	13
4.1 Periodic Financial Statements and Compliance Certificates	13
4.1.1 Monthly Financial Statements	13
4.1.2 Quarterly Financial Statements	14
4.1.3 Annual Financial Statements	14
4.2 Other Financial Information and Specialized Reports	14
4.2.1 Financial Forecasts; Operating Budget	14
4.2.2 Additional Material Contracts	14
4.2.3 Tax Returns	14
4.2.4 Filings and Press Releases	14
4.3 Fiscal Year	14
4.4 Books and Records; Maintenance of Properties	15
4.5 Existence and Good Standing	15
4.6 Insurance	15
4.6.1 General Insurance Provisions	15
4.6.2 Key-Person Life Insurance	15
4.7 Loan Purpose	15
4.8 Taxes	15
4.9 Management Changes	16
4.10 Litigation and Administrative Proceedings	16
4.11 Monitoring Compliance; Occurrence of Certain Events	16
4.12 Compliance with Laws	16
4.13 Further Actions	16
4.13.1 Additional Collateral	16
4.13.2 Further Assurances	16
4.13.3 Estoppel Certificates	17
4.13.4 Waivers and Consents	17
4.13.5 Access and Audits	17
4.13.6 Attendance at Board of Directors Meetings	17
4.14 Costs and Expenses	17
4.15 Maintenance of Domain Names	18
4.16 Other Information	18
ARTICLE 5: NEGATIVE COVENANTS	18
5.1 Capital Expenditures	18

5.2 Additional Indebtedness	18
5.3 Guaranties	18
5.4 Loans	19
5.5 Liens and Encumbrances; Negative Pledge	19
5.6 Transfer of Assets	20
5.7 Acquisitions and Investments	20
5.8 New Ventures; Mergers	21
5.9 Transactions with Affiliates	21
5.10 Distributions or Dividends	21
5.11 Issuance of Additional Equity	21
5.12 Removal of Assets	22
5.13 Modifications to Organic Documents	22
5.14 Terms of and Modifications to Material Relationships	22
ARTICLE 6: RIGHT OF SET OFF	22
6.1 Right of Set Off	22
6.2 Additional Rights	22
ARTICLE 7: DEFAULT AND REMEDIES	22
7.1 Events of Default	22
7.1.1 Payment Obligations	22
7.1.2 Representations and Warranties	22
7.1.3 Termination of Merger Agreement	23
7.1.4 Other Covenants in Loan Documents	23
7.1.5 Default Under Other Agreements with Lender	23
7.1.6 Default Under Material Agreements with Other Parties	23
7.1.7 Intentionally Blank	23
7.1.8 Change of Control	23
7.1.9 Government Action	23
7.1.10 Insolvency	24
7.1.11 Additional Liabilities	24
7.1.12 Material Adverse Change	24
7.2 Remedies	24
7.2.1 Acceleration, Termination and Pursuit of Collateral	24
7.2.2 Other Remedies	25
ARTICLE 8: DEFINITIONS AND RULES OF CONSTRUCTION	25
8.1 Definitions	25
8.1.1 “Account”	25
8.1.2 “Advance”	25
8.1.3 “Advance Request”	25
8.1.4 “Affiliate”	25
8.1.5 “Agreement”	25
8.1.6 “Authorized Officer”	25
8.1.7 “Authorization”	25
8.1.8 “Business Day”	26
8.1.9 “Capital Expenditures”	26
8.1.10 “Capital Leases”	26
8.1.11 “Closing Date”	26
8.1.12 “CCQ”	26
8.1.13 “Code”	26
8.1.14 “Collateral”	26
8.1.15 “Collateral Security Documents”	26
8.1.16 “Commitment”	26
8.1.17 “Default”	26
8.1.18 “Dollar” or “$”	26
8.1.19 “EBITDA”	26
8.1.20 “Environmental Control Statutes”	27

8.1.21 “EPA”	27
8.1.22 “Equivalent Amount”	27
8.1.23 “ERISA”	27
8.1.24 “ERISA Affiliate”	27
8.1.25 “Event of Default”	27
8.1.26 “Excess Cash Flow”	27
8.1.27 “Final Term Loan Draw Date”	28
8.1.28 “Fixed Charges”	28
8.1.29 “Funded Debt”	28
8.1.30 “GAAP”	29
8.1.31 “Hazardous Materials”	29
8.1.32 “Interest Expense”	29
8.1.33 “Lender”	29
8.1.34 “License”	29
8.1.35 “Lien”	29
8.1.36 “LLC”	29
8.1.37 “Loan”	29
8.1.38 “Loan Documents”	30
8.1.39 “Local Authorities”	30
8.1.40 “Material Adverse Change”	30
8.1.41 “Material Adverse Effect”	30
8.1.42 “Material Contract”	30
8.1.43 “Merger Agreement”	30
8.1.44 “Notes”	30
8.1.45 “Obligations”	30
8.1.46 “Obligor”	30
8.1.47 “Official Body”	30
8.1.48 “Operating Agreement”	31
8.1.49 “Organic Document”	31
8.1.50 “PBGC”	31
8.1.51 “Permitted Guaranties”	31
8.1.52 “Permitted Indebtedness”	31
8.1.53 “Permitted Investments”	31
8.1.54 “Permitted Liens”	31
8.1.55 “Permitted Loans”	31
8.1.56 “Permitted Transfers”	31
8.1.57 “Person”	31
8.1.58 “Plan”	31
8.1.59 “Pledge and Security Agreements”	31
8.1.60 “PPSA”	31
8.1.61 “Prime Rate”	31
8.1.62 “Revenue”	31
8.1.63 “SEC”	32
8.1.64 “Securities Acts”	32
8.1.65 “Security Agreements”	32
8.1.66 “Settlement Date”	32
8.1.67 “Subsidiary”	32
8.1.68 “Term Loan Commitment”	32
8.1.69 “Term Loan Facility”	32
8.1.70 “Term Loan Maturity Date”	32
8.1.71 “Term Loan Note”	32
8.1.72 “Total Charges”	32
8.1.73 “UCC”	32
8.2 Rules of Interpretation and Construction	33
8.2.1 Plural; Gender	33
8.2.2 Section and Schedule References	33
8.2.3 Titles and Headings	33
8.2.4 “Including” and “Among Other” References	33

8.2.5 “Shall”, “Will”, “Must”, “Can” and “May” References	33
8.2.6 Time of Day References	33
8.2.7 “Knowledge” of a Person	33
8.2.8 Successors and Assigns	34
8.2.9 Modifications to Documents	34
8.2.10 References to Laws and Regulations	34
8.2.11 Financial and Accounting Terms	34
8.2.12 Conflicts Among Loan Documents	34
8.2.13 Independence of Covenants and Defaults	34
8.2.14 Interest Calculations and Payments	34
8.2.15 Interest Act (Canada)	35
8.2.16 Equivalent Amount	35
ARTICLE 9: MISCELLANEOUS	35
9.1 Indemnification, Reliance and Assumption of Risk	35
9.2 Assignments and Participations	35
9.3 No Waiver; Delay	36
9.4 Modification and Amendment	36
9.5 Disclosure of Information to Third Parties	36
9.6 Binding Effect and Governing Law	37
9.7 Notices	37
9.8 Relationship with Prior Agreements	38
9.9 Severability	38
9.10 Termination and Survival	39
9.11 Reinstatement	39
9.12 Counterparts	39
9.13 Waiver of Suretyship Defenses	39
9.14 Waiver of Liability	39
9.15 Forum Selection; Consent to Jurisdiction	40
9.16 Waiver of Jury Trial	40
9.17 Judgment Currency	40
9.18 French/English Acknowledgment	41

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SCHEDULES:

Schedule	A	List of Borrowers
Schedule	1.1.6	Assets to be Transferred
Schedule	1.3.2	Funding Instructions
Schedule	3.1	Good Standing / Foreign Qualification Jurisdictions
Schedule	3.5A	Intellectual Property
Schedule	3.5B	Real Property Interests
Schedule	3.5C	Operating Names / Trade Names
Schedule	3.6	Capital Structure / Equity Ownership
Schedule	3.7	Subsidiaries, Affiliates & Investments
Schedule	3.8	Material Contracts
Schedule	3.10	Taxes and Assessments
Schedule	3.11	Material Litigation
Schedule	3.12	Deviations from GAAP
Schedule	5.2	Permitted Additional Indebtedness
Schedule	5.3	Permitted Additional Guaranties
Schedule	5.4	Permitted Additional Loans
Schedule	5.5	Permitted Additional Liens
Schedule	5.7	Permitted Additional Investments
EXHIBITS:
Exhibit	1.3.1	Form of Advance Request

CREDIT AGREEMENT

     THIS CREDIT AGREEMENT (as defined in Article 8, along with all other defined terms, this “Agreement”) is made and effective as of April 30, 2002, by and among HELIX HEARING CARE OF AMERICA CORP.  (“Helix”) and each direct and indirect Subsidiary of Helix (which either are listed on Schedule A with the consent of Lender or are hereafter added as borrowing Subsidiaries pursuant to the terms hereof) (as more fully defined in Article 8, Helix and each such Subsidiary are referred to individually as a “Borrower” and collectively as the “Borrowers”), and HEARx LTD. (as more fully defined in Article 8, “Lender”)

RECITALS

     WHEREAS, Borrowers desire and have requested from Lender a credit facility consisting of a term loan pursuant to which $9.42 million can be borrowed on a senior secured basis; and

     WHEREAS, Lender is willing to accommodate the request for credit upon and subject to the terms, conditions and provisions of the Loan Documents;

     NOW, THEREFORE, for good and valuable consideration (receipt and sufficiency of which are hereby acknowledged), and intending to be legally bound hereby, Borrowers (jointly and severally) and Lender hereby agree as follows:

ARTICLE 1: THE CREDIT FACILITY

     1.1      Term Loan Facility.

                1.1.1       Establishment of Credit Facility. Subject to the terms and conditions of and in reliance upon the representations and warranties in the Loan Documents, Lender will lend funds to Borrowers on a senior secured basis through a total of up to six (6) Advances from time to time prior to June 30, 2002 (as may be extended from time to time in Lender’s sole and absolute discretion, “Final Term Loan Draw Date”) in an aggregate principal amount advanced not to exceed the Term Loan Commitment (as determined in accordance with Section 1.2).

                1.1.2       Facility Maturity. The Term Loan Facility will mature on August 9, 2003 (as may be extended from time to time in Lender’s sole and absolute discretion, “Term Loan Maturity Date”).

                1.1.3       Use of Proceeds. The funds advanced under this Term Loan Facility shall be used exclusively as follows:

                               a.       Up to $5 million to repay and satisfy in full all indebtedness (including principal, interest, fees, and expenses) under those certain Convertible Secured Term Notes (four in number) each issued as of August 6, 1998, made by Helix in favor of payees named therein in the aggregate principal amount of $5 million, and

                               b.       Up to $1.62 million to repay and satisfy in full all indebtedness (including principal, interest, fees, and expenses) under that certain Agreement dated May 23, 2000 between Helix and Starkey Laboratories, Inc., and

                               c.       Up to $650,000 to repay and satisfy in full all indebtedness (including principal, interest, fees, and expenses) under that certain Convertible Subordinated Debenture issued April 4, 1998, by Helix in favor of William Demant Holding in the aggregate principal amount of $1.0 million, and

                               d.       To pay certain accounts receivable owed to Siemens Hearing Instruments, Inc. in the aggregate amount of $1.15 million, and

                               e.       The balance of the Term Loan Commitment (if any) to pay in the following order (i) $1.0 million for fees and expenses associated with consummating and documenting the transactions contemplated by this Agreement and the Merger Agreement, and (ii) then, the balance, if any, for such other purposes as specifically authorized hereunder or in writing by Lender (in its sole and absolute discretion).

                1.1.4       Term Loan Notes. The indebtedness under the Term Loan Facility and the corresponding (joint and several) obligation of Borrowers to repay Lender with interest in accordance with the terms hereof will be evidenced by one or more Term Loan Notes (as amended, restated, replaced, supplemented, extended or renewed from time to time, each, a “Term Loan Note”; collectively, the “Term Loan Notes”) payable to the order of Lender. The Term Loan Notes will be due and payable in full on the Term Loan Maturity Date. The aggregate stated principal amount of the Term Loan Notes will be the Term Loan Commitment established as of the Closing Date pursuant to Section 1.2; provided, however, that the maximum liability under such Term Loan Notes will be limited at all times to the actual amount of indebtedness (including principal, interest, fees, expenses and indemnities) then outstanding under the Term Loan Facility. Lender is authorized to note or endorse the date and amount of each Advance and each payment under the Term Loan Facility on a schedule annexed to and constituting a part of the Term Loan Notes. Such notations or endorsements, if made, will constitute prima facie evidence of the information noted or endorsed on such schedule, but the absence of any such notation or endorsement will not limit or otherwise affect the obligations or liabilities of Borrowers thereunder and hereunder.

                1.1.5       Interest. Interest under the Term Loan Facility (and with respect to any other amounts advanced to or on behalf of Borrowers or otherwise outstanding under the Loan Documents) will be determined and imposed in accordance with the following provisions (and, as applicable, Section 1.4 ):

                               1.1.5.1.       Interest Rate Determination. The outstanding principal balance of the Term Loan Facility will bear interest (computed daily until paid in immediately available funds, whether prior to or after the Term Loan Maturity Date) at the applicable Prime Rate plus 1% per annum. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced. Notwithstanding the foregoing, the applicable interest rate for the outstanding balance under the Term Loan Facility from the Closing Date until the first date on which the Prime Rate is changed will be 5.75% per annum (i.e., the Prime Rate as of the Closing Date plus 1% per annum).

                               1.1.5.2.       Calculation of Interest. Interest under the Term Loan Facility will be calculated, accrued, imposed and payable on the basis of a 360-day year for the actual number of days elapsed. Interest will begin to accrue on any amounts advanced to or on behalf of Borrowers under the Loan Documents on and as of the date such funds are advanced. Unless prohibited by applicable law, interest will be compounded (and added to the outstanding balance under the Loan Documents) only if not paid when and as due and payable.

                1.1.6       Repayment and Prepayment. Each Borrower (jointly and severally) hereby promises to pay Lender the aggregate indebtedness under the Term Loan Facility (and other Loan Documents) in accordance with the following provisions (and, as applicable, Section 1.4):

                               1.1.6.1.       Payments — Excess Cash Flow. An annual principal payment equal to 20% of Excess Cash Flow is due and payable in its entirety on the date that is 120 days after the end of Borrower’s fiscal year, commencing with March 30, 2003.

                               1.1.6.2.       Payments at Maturity. The outstanding indebtedness under the Term Loan Facility (including all principal, interest, fees, expenses and indemnities) is due and payable in its entirety on the Term Loan Maturity Date.

                               1.1.6.3.       Prepayments.

                                                  a.       Voluntary Prepayments. At any time, upon prior written notice to Lender of at least two (2) Business Days, the outstanding principal balance under the Term Loan Facility may be prepaid in whole or in part without premium or penalty. Any voluntary partial prepayment must be in an amount of not less than $100,000 and in an integral multiple thereof.

                                                  b.       Mandatory Prepayments — Excessive Balance. If the outstanding indebtedness under the Term Loan Facility at any time exceeds the Term Loan Commitment, then such excess amount outstanding must be re-paid to Lender in its entirety immediately upon the earlier of (1) awareness by any Borrower of the advance or incurrence thereof or (2) demand by Lender for payment thereof.

                                                  c.       Mandatory Prepayments — Equity Issuances and Asset Sales. If any Borrower issues any equity securities (other than to another Borrower) or if Borrowers collectively sell, lease, license, transfer or otherwise dispose of any assets (other than inventory or other assets either sold in the ordinary course of business with the proceeds thereof promptly reinvested in similar assets at similar locations or sold to another Borrower and other than the assets to be transferred as set forth on Schedule 1.1.6) exceeding an aggregate fair market value of $50,000 in any 12 consecutive calendar months, then a prepayment must be immediately made on the outstanding indebtedness under the Term Loan Facility, unless Lender otherwise consents. The amount of any such mandatory prepayment will be the higher of 25% of the cash proceeds or the cash equivalent of the fair market value of any such equity issuance or asset dispositions net of (1) reasonable commissions and expenses actually paid to unrelated third parties in connection with such transactions and (2) taxes actually due as a direct result of such transactions (as such taxes are estimated and certified to Lender by an acceptable certified public accountant or the chief financial officer).

                                                  d.       In General. Any prepayments under the Term Loan Facility must include all accrued but unpaid interest under the Term Loan Facility allocable to the amount prepaid through the date of such prepayment.

                               1.1.6.4.       Availability for Reborrowing. Principal amounts repaid or prepaid under the Term Loan Facility prior to the Term Loan Maturity Date will not be available for reborrowing hereunder.

     1.2       Commitment. Upon the execution of this Agreement and satisfaction of the conditions precedent set forth in Section 2.1, the Term Loan Commitment established hereunder will be $9.42 million (“Term Loan Commitment”).

     1.3       Advances.

                1.3.1       Requesting Advances. To request an Advance (other than the initial Advances on the Closing Date), Borrowers must give Lender written notice (or oral notice by telephone with immediate written confirmation to follow) at least 3 Business Days (but not more than 10 Business Days) prior to the requested Settlement Date for such Advance (such notice, an “Advance Request”). Each Advance Request, together with certain certifications, must be substantially in the form of Exhibit 1.3.1 or such other form as Lender from time to time may reasonably request. Each Advance pursuant to an Advance Request (unless Lender otherwise consents) must be in an amount of at least $250,000 or in a multiple of $10,000 in excess thereof and may not be greater than the un-borrowed balance of the Term Loan Commitment.

                1.3.2       Funding Advances. Subject to the satisfaction of and compliance with the terms and conditions hereof (including, as applicable, the conditions precedent specified in Article 2), Lender will wire transfer all or any portion of an Advance in accordance with the written instructions of Borrowers. By executing this Agreement, each Borrower (jointly and severally) hereby requests Lender to make and fund the initial Advances in accordance with the funding instructions attached as Schedule 1.3.2.

                1.3.3       Obligation to Advance. Lender will not be obligated to make any Advance under the following circumstances: (a) if the principal amount of such Advance plus the aggregate amount outstanding under the Term Loan Facility would exceed the Term Loan Commitment, or (b) during the existence of a Default or an Event of Default hereunder, or (c) if such Advance would cause a Default or Event of Default hereunder, or (d) after the Final Term Loan Draw Date.

                1.3.4       Indemnification for Revocation or Failure to Satisfy Conditions. Each Borrower (jointly and severally) will indemnify Lender against all losses and costs incurred by Lender as a result of any revocation of any requested Advance or any failure to fulfill the applicable conditions precedent to such Advance on or before the requested Settlement Date specified in an Advance Request. Such indemnification will include (among other things) all losses and costs incurred by reason of the liquidation or reemployment of funds required by Lender to fund the Advance when such Advance, as a result of such failure, is not made on the requested Settlement Date.

     1.4       Payments in General.

                1.4.1       Manner and Place of Payments. All payments of principal, interest, fees, expenses, indemnities and other amounts due under the Loan Documents must be received by Lender by wire transfer in immediately available funds in U.S. dollars (and without any deduction, offset, netting, counterclaim or reservation of rights) on or before Two O’clock (2:00) p.m. Eastern Time (“ET”) on the due date therefor at the principal office of Lender set forth in Notice Section hereof or at such other place as Lender may designate from time to time.

                1.4.2       Special Payment Timing Issues. Whenever any payment to be made under any Loan Document is due on a day that is not a Business Day, then such payment may be made on the next succeeding Business Day, and such extension of time will be included in the computation of interest under such Loan Document. Any funds received by Lender after 2:00 p.m. ET on any day will be deemed to be received on the next succeeding Business Day.

                1.4.3       Application of Payments. All payments and other funds received by Lender under the Loan Documents will be applied in the following order: (a) first to the payment of any fees and charges due under the Loan Documents, and (b) then to any obligations for the payment of expenses, costs and indemnities due under the Loan Documents, and (c) then to the payment of interest due and owing under the Loan Documents, and (d) then to the principal indebtedness due under the Term Loan Facility, and (e) then to any other interest accrued under the Loan Documents, and (f) then to any other indebtedness of any Borrower or other Obligor to Lender.

                1.4.4       Payment of Expenses, Indemnities and Protective Advances. If any funds are advanced or costs are incurred by Lender to or on behalf of Borrowers or otherwise as permitted under the Loan Documents (including as protective advances), other than Advances pursuant to Section 1.3, then such advances or costs must be re-paid to Lender in their entirety immediately upon the earlier of (a) awareness by Borrowers of the advance or incurrence thereof or (b) demand by Lender for payment thereof.

                1.4.5       Payments upon Termination. Notwithstanding any other provision hereof, the entire outstanding indebtedness under the Term Loan Facility (including all principal, interest, fees, expenses and indemnities) is due and payable in its entirety upon any termination of the Term Loan Facility, the Commitment therefor, or this Agreement.

                1.4.6       Late Payments. If any payment (of principal, interest, fees, expenses, indemnities or other amounts) due under any Loan Document is not received by Lender in immediately available funds on or before the 7th calendar day after the due date therefor, then each Borrower (jointly and severally) hereby agrees (to the maximum extent not prohibited by applicable law) to pay to Lender (upon Lender’s request) a late payment charge equal to 1% of the amount of such late payment. Additional and separate late payment charges (to the maximum extent not prohibited by applicable law) may be subsequently imposed hereunder by Lender from time to time (a) if any late payment or late payment charge is not received by Lender in immediately available funds on or before the 30th calendar day after any demand therefor, and (b) if any other payment due under any Loan Document is not received by Lender in immediately available funds on or before the 7th calendar day after the due date therefor. The late payment charges due under this Section are in addition to any other interest, fees, charges, expenses or indemnities due under the Loan Documents.

                1.4.7       Default Interest. During the existence of an Event of Default hereunder, each Borrower (jointly and severally) hereby agrees (to the maximum extent not prohibited by applicable law) to pay to Lender (upon Lender’s request, but commencing on the date of occurrence of such Default or Event of Default) interest on any indebtedness outstanding hereunder at the rate of Three Percent (3%) per annum in excess of the rate then otherwise applicable to such indebtedness. Notwithstanding the foregoing, if the relevant Event of Default is under Section 7.1.10, then such rate increase (to the maximum extent not prohibited by applicable law) will occur automatically without any request by Lender.

                1.4.8       Usury Savings Provision. Notwithstanding any provision of any Loan Document, Borrowers (individually and collectively) are not and will not be required to pay interest at a rate or any fee or charge in an amount prohibited by applicable law. If interest or any fee or charge payable on any date would be in a prohibited amount, then such interest, fee or charge will be automatically reduced to the maximum amount that is not prohibited. To the extent that any prohibited amount is actually received by Lender, then such amount will be automatically deemed to constitute a repayment of principal indebtedness hereunder.

     1.5       Release of Security. Upon termination of the Loan Documents in accordance with Section 9.10, then Lender (at the written request and expense of Borrowers) (i) will release the Obligors and the property serving as Collateral under the Loan Documents (without representation, warranty, recourse, liability or indemnification of any kind by or to Lender), and (ii) will execute and deliver such UCC termination statements, mortgage releases, deed of trust releases, discharges and other documentation and instruments (all in form and substance reasonably acceptable to Lender) as may be reasonably requested and provided to Lender to effect such releases, reconveyances and terminations, and (iii) will terminate and cancel all Commitments and all facilities under the Loan Documents.

ARTICLE 2: CONDITIONS PRECEDENT

     2.1       Closing Conditions. The obligation of Lender to execute and perform the Loan Documents, and to establish the Term Loan Facility and to fund the Advances are subject to the following conditions precedent (unless and except to the extent expressly waived by Lender in its sole and absolute discretion):

                2.1.1       Compliance.

                               2.1.1.1.       Representations. Each, and all, representations and warranties contained in this Agreement (including those in Article 3) and in each other Loan Document, certificate or other writing delivered to Lender pursuant hereto or thereto on or prior to the Closing Date must be true, correct and complete in all material respects on and as of the Closing Date, except for such deviations disclosed in writing and acceptable to Lender.

                               2.1.1.2.       No Default. There must not be any Default or Event of Default hereunder or any default under any other Loan Document on the Closing Date, and there must not be any such Default or Event of Default occurring as a result of executing or advancing funds under the Loan Documents, except for such defaults disclosed in writing and acceptable to Lender.

                               2.1.1.3.       No Material Change. There must not have been (in Lender’s reasonable opinion) any Material Adverse Change between November 30, 2001 (i.e., the “as of” date for the most recent audited financial statements delivered to Lender) and the Closing Date.

                2.1.2                Documents. Lender must have received the following documents, agreements and certificates (together with all exhibits and schedules thereto), each duly executed, in form, substance and amount satisfactory to Lender and, when applicable, recorded or filed in the appropriate public office:

                               2.1.2.1.       Credit Agreement. This Agreement.

                               2.1.2.2.       Promissory Notes. The Term Loan Notes as described in Section 1.1.4.

                               2.1.2.3.       Security Agreements and Collateral Assignments. A master security agreement and collateral assignment and deed of hypothec executed by each Borrower in favor of Lender granting Lender a security interest in and collaterally assigning to Lender all of such grantor’s tangible and intangible personal property assets (including fixtures), whether now owned or hereafter acquired, and the proceeds and products thereof, as collateral security for the indebtedness and obligations hereunder, together with all necessary financing statements and termination statements (each as filed), waivers and consents, and evidence of any other recordations required by applicable law or by Lender to perfect such security interests in a manner that will be subject only to Permitted Liens.

                               2.1.2.4.       Intellectual Property Security Agreements. One or more separate intellectual property security agreements by each Borrower in favor of Lender encumbering all of such grantor’s copyrights, patents, trade names, trademarks, service names, service marks and other intellectual property (including any and all applications and licenses therefor), all as now owned or hereafter acquired, and the proceeds and goodwill thereof, together with all appropriate financing statements and termination statements (each as filed), waivers and consents, and any other documents or recordations required by applicable law or by Lender to perfect such interests.

                               2.1.2.5.       Assignment of Life Insurance Policy. One or more separate assignments to Lender of the key-person life insurance policy (or policies) insuring the life of Steve Forget for at least $500,000 and naming Helix as the only other beneficiary thereof, which assignment (a) must be in form and substance acceptable to Lender, and (b) must be executed or consented to by each beneficiary, each insured and the relevant insurance company, and (c) must indicate that the life insurance policy is fully paid for a period of at least 12 months beyond the Closing Date.

                               2.1.2.6.       Real Estate Documents. One or more deeds of trust, mortgages and/or fixture filings by each Borrower in favor of Lender encumbering all of such grantor’s real property and leasehold interests (including fixtures) as collateral security for the indebtedness and obligations hereunder, together with all necessary financing statements and termination statements, deeds of release, estoppel certificates, waivers and consents, Lender title insurance, surveys, environmental reports, appraisals, flood status certifications, and any other documents or recordations required by applicable law or by Lender to perfect such liens in a manner that will be subject only to Permitted Liens.

                               2.1.2.7.       Owners’ Pledge and Security Agreements. One or more equity pledge and security agreements executed by Steve Forget in favor of Lender pledging (among other things) all of his outstanding equity interests and rights with respect to Cousineau, Doucet, Parent, Forget Audioprothésistes s.e.n.c. or any successor or assign thereof (including any warrants, options or convertible rights therefor) as collateral security for the indebtedness and obligations hereunder, together with the certificates therefor (if any), powers executed in blank, and all necessary financing statements, evidence of registration and other documents required by applicable law or by Lender to perfect such liens in a manner that will be subject only to Permitted Liens.

                               2.1.2.8.       Insurance. Current proof of insurance with an indication of loss payee and additional insured endorsements in favor of Lender with respect to all of the coverages required under Section 4.6. Such proof of insurance must be indicated pursuant to one or more certificates on (a) an ACORD 27 form (3/93) for property-related insurance coverages and (b) a modified version of an ACORD 25-S form (3/93), in each instance permitting Lender reliance and requiring cancellation notification.

                               2.1.2.9.       Compliance Certificates. A certificate from an Authorized Officer of each Borrower dated as of the Closing Date and certifying as to compliance with the matters described under Section 2.1.1.

                               2.1.2.10.       Opinions of Counsel. One or more written opinions from legal counsel to Borrowers addressed to Lender and its counsel and dated as of the Closing Date opining as to such matters as Lender may request.

                               2.1.2.11.       Payoff Instructions for Prior Indebtedness. Payoff and release letters from each Person receiving any proceeds of any Advance.

                               2.1.2.12.       Authorization Documents — Borrowers. A certificate of an Authorized Officer of each Borrower delivering true, accurate and complete versions of (a) its Articles of Incorporation, Articles of Organization or Certificate of Partnership (as applicable) and all amendments thereto, and (b) its Bylaws, Operating Agreements or Partnership Agreements (as applicable) and all amendments thereto, and (c) the resolutions authorizing its execution, delivery and full performance of the Loan Documents and all other documents, certificates and actions required hereunder or in connection herewith, and (d) an incumbency certificate setting forth its officers (together with the corresponding signatures), and (e) a long-form good standing and qualification certificate (issued within 15 calendar days before the Closing Date) with respect to each jurisdiction listed on Schedule 3.1.

                               2.1.2.13.       Officer’s Certificates. One or more certificates of an Authorized Officer of each Borrower delivering true, accurate and complete copies of the following documents (together with all amendments, exhibits and schedules thereto):

                                                     a.       Lien Searches — Searches (conducted within 15 calendar days before the Closing Date) satisfactory to Lender with respect to consensual liens, tax liens, judgments and bankruptcy, listing respectively (1) all effective UCC and PPSA financing statements and CCQ hypothec filings that name any Borrower (including any predecessor thereto and any operating or tradenames thereof) as “debtor” that are filed in each Borrower’s jurisdiction of incorporation, the provinces of Alberta, Ontario and Quebec, or any other U.S. or Canadian jurisdiction in which such debtor currently operates or has had assets at any time within the immediately preceding 12 calendar months (together with copies of such financing statements), and (2) all tax liens against any Obligor (or the assets thereof), and (3) all outstanding judgments against any Obligor (or the assets thereof), and (4) whether any Obligor has filed bankruptcy within the preceding 5 years.

                                                    b.       Financial Statements — A set of (1) the quarterly financial statements of Helix for fiscal quarter ending February 28, 2002 and (2) the audited financial statements of Helix (with consolidating schedules thereto) for fiscal year ending November 30, 2001.

                                                    c.       Equityholder Agreements — Each shareholder agreement, member agreement, partner agreement, voting agreement, buy-sell agreement, option, warrant, put, call, right of first refusal, and any other agreement or instrument with conversion rights into equity of any Borrower either (1) between any Borrower and any holder or prospective holder of any equity interest of any Borrower (including interests convertible into such equity) or (2) otherwise between any two or more such holders of equity interests.

                                                    d.       Other Agreement — Such other agreements and documents as Lender may reasonably request, including a complete set of the agreements regarding dissolution of 3319725 Canada Inc. and the reorganization of Cousineau, Doucet, Parent, Forget Audioprothésistes s.e.n.c.

                               2.1.2.14.       Other Documents. Lender must have received all additional agreements, documents and certificates as Lender or its counsel may reasonably request.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES

     Each Borrower, as of the Closing Date and the Settlement Date for each Advance hereunder, hereby (jointly and severally) represents and warrants as follows:

     3.1       Organization and Good Standing. Each Borrower (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (b) has all requisite power and authority (corporate, partnership, LLC and otherwise) to own its properties and to conduct its business as now conducted and as currently proposed to be conducted, and (c) is duly qualified to conduct business as a foreign organization and is currently in good standing in each state and jurisdiction in which it conducts business, except where failure to be duly qualified and in good standing could not have a Material Adverse Effect. Each state and jurisdiction in which any Borrower is organized or is (or should be) qualified to conduct business under applicable law is listed on Schedule 3.1.

     3.2       Power and Authority. Each Borrower has all requisite power and authority under applicable law and under its Organic Documents, Authorizations and Licenses to execute, deliver and perform the obligations under the Loan Documents to which it is a party.

     3.3       Validity and Legal Effect. This Agreement constitutes, and the other Loan Documents to which (any) Borrower is a party constitute (or will constitute when executed and delivered), the legal, valid and binding obligations of each Borrower in accordance with the terms thereof.

     3.4       No Violation of Laws or Agreements. The execution, delivery and performance of the Loan Documents (a) will not violate or contravene any material provision of any material law, rule,

regulation, administrative order or judicial decree (federal, state, provincial, or local), and (b) will not violate or contravene any provision of the Organic Documents of any Borrower, and (c) will not result in any material breach or violation of (or constitute a material default under) any material agreement or instrument by which any Borrower or any of its property may be bound, and (d) will not result in or require the creation of any Lien (other than pursuant to the Loan Documents) upon or with respect to any properties of any Borrower, whether such properties are now owned or hereafter acquired.

     3.5       Title to Assets; Existing Encumbrances; Identification of Intellectual and Real Property.

                3.5.1       Each Borrower has good and marketable title to all of its owned real and personal property assets and the right to possess and use all of its leased or licensed real and personal property assets. All such property interests are free and clear of any Liens, except for Permitted Liens (as defined in Section 5.5). Each such property and asset owned, leased or licensed by any Borrower is titled, leased or licensed in the current legal name of such Borrower.

                3.5.2       Schedule 3.5A lists each trademark, service mark, copyright, patent, database, customized application software and systems integration software, trade secret and other intellectual property owned, licensed, leased, controlled or applied for by any Borrower, whether or not such intellectual property is recorded with the Copyright Office or the U.S. or Canadian Patent and Trademark Office, together with relevant identifying information with respect to such intellectual property describing (among other things) the date of creation, the method of protection against adverse claims and the registration number.

                3.5.3       Schedule 3.5B lists each real property interest owned, leased or otherwise used by any Borrower, together with relevant identifying information describing (among other things) the location and mailing address for each such real property and a legal description for each such real property, an indication of whether such interest is owned or leased (and, if leased, the lessor and record owner thereof). Each such property and asset is in good order and repair (ordinary wear and tear excepted) and is fully covered by the insurance required under Section 4.7.

                3.5.4       Schedule 3.5C identifies each legal, operating and trade name that any Borrower has used (or permitted the filing of a UCC or PPSA financing statement or CCQ hypothec filing under) at any time during the twelve (12) consecutive calendar years immediately preceding the Closing Date. Borrowers have properly registered with Network Solutions, Inc. (or an appropriate successor thereto) Internet domain names and URL’s that correspond with each legal, operating and trade name of any Borrower.

     3.6       Capital Structure and Equity Ownership. Schedule 3.6 accurately and completely discloses (a) the number of shares and classes of equity ownership rights and interests of each Borrower authorized and/or outstanding (whether existing as common or preferred stock, general or limited partnership interests, or LLC membership interests, or warrants, options or other instruments convertible into such equity), and (b) the ownership thereof. Except as shown on Schedule 3.6, no Borrower owns any other equity ownership rights or interests of any organization (whether existing as common or preferred stock, general or limited partnership interests, or LLC membership interests, or warrants, options or other instruments convertible into such equity). All such shares and interests (with respect to each Borrower) are validly existing, fully paid and non assessable.

     3.7       Subsidiaries, Affiliates and Investments. Schedule 3.7 accurately and completely discloses (a) each Subsidiary and Affiliate of each Borrower (other than its officers and directors) and (b) each investment in or loan to any other Person by any Borrower in excess of $5,000.

     3.8       Material Contracts. Schedule 3.8 (a) accurately and completely discloses each Material Contract (as defined below) of each Borrower, and (b) also indicates the following information with respect to each such contract: (1) the contract parties thereunder, and (2) the contract term and any options or renewals thereto, and (3) the monthly payment required thereunder, and (4) any restrictions on assignments, and (5) any restrictions on disclosure of the terms thereof, and (6) the existence of any breaches or defaults thereunder. Except as shown on Schedule 3.8, no Borrower has committed any unwaived breach or default under any Material Contract (whether or not listed on Schedule 3.8), and after due inquiry and investigation, no Borrower has any knowledge or reason to believe that any other party to any such Material Contract (whether or not listed on Schedule 3.8) has or might have committed any unwaived breach or default thereof. For purposes of this Section 3.8, a “Material Contract” of [a] Borrower includes the following types of agreements to which a Borrower is a party: (1) any contract either with annual compensation, consideration or payments in excess of $100,000 or with aggregate compensation, consideration or payments in excess of $100,000, and (2) any other agreement or contract the loss or breach of which could reasonably be expected to have or cause a Material Adverse Effect.

     3.9       Licenses and Authorizations. Each Borrower possesses all Licenses and other Authorizations necessary or required in the conduct of its businesses and/or the operation of its properties. Each material Authorization is valid, binding and enforceable on, against and by such Borrower. Each material Authorization is subsisting without any defaults thereunder or enforceable adverse limitations thereon, and no Authorization is subject to any proceedings or claims opposing the issuance, continuance, renewal, development or use thereof or contesting the validity or seeking the revocation thereof.

     3.10       Taxes and Assessments. Except as disclosed on Schedule 3.10, each Borrower has timely filed all required tax returns and reports (federal, state and local) or has properly and timely filed for extensions of the time for the filing thereof. No Borrower has knowledge of any deficiency, penalty or additional assessment due or appropriate in connection with any such taxes. All taxes (federal, state, provincial, municipal and local) imposed upon any Borrower or any of its properties, operations or income have been paid and discharged prior to the date when any interest or penalty would accrue for the nonpayment thereof, except for those taxes being contested in good faith by appropriate proceedings diligently prosecuted and with adequate reserves reflected on the financial statements in accordance with GAAP (all as also disclosed on Schedule 3.10).

     3.11       Litigation and Legal Proceedings. Except as disclosed on Schedule 3.11, there is no litigation, claim, investigation, administrative proceeding, labor controversy or similar action that is pending or (to the best of each Borrower’s knowledge and information after due inquiry) threatened against any Borrower or its properties that, if adversely resolved, could reasonably be expected to have or cause a Material Adverse Effect.

     3.12       Accuracy of Financial Information. All financial statements previously furnished to Lender concerning the financial condition and operations of any one or more Borrowers (a) have been prepared in accordance with GAAP consistently applied (except as disclosed on Schedule 3.12), and (b) fairly present the financial condition of the organization covered thereby as of the dates and for the periods covered thereby (but, with respect to interim periodic financial statements, subject to normal and customary year end audit adjustments), and (c) disclose all material liabilities (contingent and otherwise) of each Borrower. In addition, all written information previously furnished to Lender concerning the financial condition and operations of any Borrower are true, accurate and complete in all material respects.

     3.13       Accuracy of Other Information. All written information contained in any application, schedule, report, certificate, or any other document furnished to Lender by any Borrower or any other Person (on behalf of any Borrower) in connection with the Loan Documents is in all material respects true, accurate and complete, and no such Person (including Borrowers) has omitted to state therein (or failed to include in any such document) any material fact or any fact necessary to make such information not misleading. All written projections furnished to Lender by any Borrower or any other Person on behalf of any Borrower have been prepared with a reasonable basis and in good faith, making use of such information as was available at the date such projection was made.

     3.14       Compliance with Laws Generally. Each Borrower is in compliance in all material respects with all material laws, rules, regulations, administrative orders and judicial decrees (federal, state, local and otherwise) applicable to it, its operations and its properties.

     3.15       ERISA Compliance.

                3.15.1       Each Borrower is in compliance in all material respects with all applicable provisions of ERISA.

                3.15.2       Neither any Borrower nor any ERISA Affiliate thereof maintains or contributes to (or has maintained or contributed to) any multi-employer plan (as defined in Section 4001 of ERISA) under which any Borrower or any ERISA Affiliate thereof could reasonably be expected to have any withdrawal liability.

                3.15.3       Neither any Borrower nor any ERISA Affiliate thereof sponsors or maintains any defined benefit pension plan under which there is an accumulated funding deficiency within the meaning of Section 412 of the Code, or other law of a foreign jurisdiction, if applicable, whether or not waived.

                3.15.4       The liability for accrued benefits under each defined benefit pension plan that will be sponsored or maintained by any Borrower or any ERISA Affiliate thereof (determined on the basis of the actuarial assumptions utilized by the PBGC) or other law of a foreign jurisdiction, if applicable, does not exceed the aggregate fair market value of the assets under each such defined benefit pension plan.

                3.15.5       The aggregate liability of each Borrower and each ERISA Affiliate thereof arising out of or relating to a failure of any employee benefit plan within the meaning of Section 3(2) of ERISA or other law of a foreign jurisdiction, if applicable, to comply with provisions of ERISA or the Code will not have a Material Adverse Effect.

                3.15.6       There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent annual report) of any Borrower or any ERISA Affiliate thereof under any plan, program or arrangement providing post retirement, life or health benefits.

                3.15.7       No Reportable Event and no Prohibited Transaction (as defined in ERISA) has occurred or is occurring with respect to any plan with which any Borrower is associated.

     3.16       Environmental Compliance.

                3.16.1       Each Borrower has received all permits and filed all notifications necessary under and is otherwise in compliance in all material respects with the Environmental Control Statutes.

                3.16.2       No Borrower has given any written or oral notice to the EPA or any state, provincial, or local agency with regard to any actual or imminently threatened removal, storage, transportation, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products either (a) on properties owned or leased by such Borrower or (b) otherwise in connection with the conduct of its business and operations.

                3.16.3       No Borrower has received notice that it is potentially responsible for costs of clean up of any actual or imminently threatened spill, release or discharge of hazardous or toxic wastes or substances or petroleum products pursuant to any Environmental Control Statute.

     3.17       Fees and Commissions. No Borrower owes any fees or commissions of any kind in connection with this Agreement or the transactions contemplated hereby, and no Borrower knows of any claim (or any basis for any claim) for any fees or commissions in connection with this Agreement or the transactions contemplated hereby.

     3.18       Solvency. No Borrower is “insolvent,” as such term is defined in Section 101(32) of the Bankruptcy Code (11 U.S.C. § 101(32)) or any other applicable law of any jurisdiction, including without limitation, the Bankruptcy & Insolvency Act (Canada). No Borrower, by virtue of its obligations and actions in connection with the Loan Documents, has engaged or is engaging in any transaction that constitutes a fraudulent transfer or fraudulent conveyance under applicable federal, provincial, or state law (including without limitation under Section 548 of the Bankruptcy Code or under the Uniform Fraudulent Transfer Act or the Uniform Fraudulent Conveyance Act).

ARTICLE 4: AFFIRMATIVE COVENANTS

     Each Borrower (jointly and severally) hereby covenants and agrees that, so long as any indebtedness remains outstanding hereunder, each Borrower will comply with the following affirmative covenants:

     4.1       Periodic Financial Statements and Compliance Certificates.

                4.1.1       Monthly Financial Statements. Within 45 calendar days after the end of each calendar month (including the last calendar month of each year), Borrowers must prepare and deliver to Lender a complete set of unaudited internal monthly financial statements consisting of a balance sheet and an income statement (profit and loss statement). Together with the monthly financial statements, Lender must also receive a certificate executed by the chief financial officer or such other senior executive officer of Helix as is acceptable to Lender (a) stating that the financial statements fairly present the financial condition of each Borrower as of the date thereof and for the periods covered thereby, and (b) certifying that as of the date of such certificate there is not any existing Default or Event of Default.

                4.1.2       Quarterly Financial Statements. Within 60 calendar days after the end of each fiscal quarter (including the fourth fiscal quarter of each year), Borrowers must prepare and deliver to Lender unaudited quarterly financial statements, in form and substance reasonably acceptable to Lender. Such financial statements must include a balance sheet and an income statement (with appropriate notes and schedules). Such financial statements must be prepared in accordance with GAAP consistently applied (except as approved by Lender in its sole and absolute discretion). Together with the quarterly financial statements, Lender must also receive a certificate executed by the chief financial officer or such other senior executive officer of Helix as is acceptable to Lender (a) stating that the financial statements fairly present the financial condition of each Borrower as of the date thereof and for the periods covered thereby, and (b) certifying that as of the date of such certificate there is not any existing Default or Event of Default.

                4.1.3       Annual Financial Statements. Within 120 calendar days after the close of each fiscal year, Borrowers must prepare and deliver to Lender a complete set of audited annual consolidated financial statements (with accompanying notes and consolidating schedules). Such financial statements (a) must include the types of financial statements and information required on a quarterly basis under this Section 4.1 as well as a cash flow statement and a reconciliation of consolidated net worth and capital accounts, and (b) must be prepared in accordance with GAAP consistently applied, and (c) must be certified without qualification by Deloitte & Touche, LLP or another independent certified public accounting firm satisfactory to Lender. Together with the annual financial statements, Lender must also receive all related management letters prepared by such accountants and a certificate signed by such accountants, (a) stating that the financial statements fairly present the consolidated financial condition of each Borrower as of the date thereof and for the periods covered thereby, and (b) calculating, as of the end of such fiscal year, the then-current amounts for the Excess Cash Flow, and (c) certifying that as of the date of such certificate, to the best of such accountant’s knowledge (after due inquiry), there is not any existing Default or Event of Default.

     4.2       Other Financial Information and Specialized Reports.

                4.2.1       Financial Forecasts; Operating Budget. Within 10 Business Days after receiving, preparing, materially revising or otherwise assembling any periodic budgets or financial forecasts, Borrowers must deliver a complete copy thereof to Lender.

                4.2.2       Additional Material Contracts. Each Borrower (a) will notify Lender in writing within 90 calendar days after executing or becoming bound by any contract or agreement that should have been listed on Schedule 3.5B or Schedule 3.8 if it had existed as of the Closing Date, and (b) will concurrently update Schedule 3.5B or Schedule 3.8 (as appropriate).

                4.2.3       Tax Returns. Within 10 Business Days after the date that any Borrower makes any filing with Revenue Canada or the Internal Revenue Service relating to its liability for income taxes, such Borrower must deliver a complete copy thereof to Lender.

                4.2.4       Filings and Press Releases. Within 10 Business Days after the date that any Borrower or any organization that owns or controls at least 50% of any class of equity interests of any Borrower makes any filing with any stock exchange or securities commission or regulatory authority or issues any press release, Borrowers must deliver a complete copy thereof to Lender.

     4.3       Fiscal Year. Helix will maintain a fiscal year that has a November 30 year end.

     4.4       Books and Records; Maintenance of Properties. Each Borrower will keep and maintain satisfactory and adequate books and records of account in accordance with GAAP. Each Borrower will also keep, maintain and preserve all of its property and assets in good order and repair (ordinary wear and tear excepted).

     4.5       Existence and Good Standing. Each Borrower will preserve and maintain (a) its existence as a corporation under the laws of its jurisdiction of organization, and (b) its good standing in all jurisdictions where it conducts business, and (c) the validity of all its Authorizations and Licenses required or otherwise appropriate in the conduct of its businesses.

     4.6       Insurance.

                4.6.1       General Insurance Provisions. Each Borrower will keep all of its property and assets fully covered by insurance with reputable and financially sound insurance companies (reasonably acceptable to Lender). Each Borrower must also maintain such protection against such hazards and liability (including casualty, liability, fire, flood, business interruption, earthquake, workmen’s compensation, and other material risks to its property and business), in such amounts and with such deductibles as is customary in the relevant industry and appropriate under the relevant circumstances (and, in each instance, as is reasonably acceptable to Lender). If any Borrower fails or refuses to obtain or maintain any such insurance coverage, then Lender (at its election) may (but is not obligated to) obtain and maintain such insurance coverage on behalf of such Borrower, and the premiums and other costs thereof (a) will be included in the indebtedness hereunder secured by the Collateral and (b) will be due and payable by such Borrower to Lender immediately upon demand. Each such policy for liability insurance must name Lender as loss payee, and each such other policy for insurance must name Lender as loss payee and as additional insured. Each such policy must also require the insurer to furnish Lender with written notice at least 25 calendar days prior to any termination, cancellation or lapse of coverage and must provide Lender with the right (but not the obligation) to cure any non-payment of premium. Upon Lender’s request, each Borrower (from time to time) will furnish Lender with proof of such insurance (in form and substance acceptable to Lender) and a copy of the related policy. Notwithstanding the foregoing, with respect to property insurance coverage, Borrowers from time to time will be entitled to receive and keep all proceeds and payments of less than $50,000 if and to the extent that (i) no Event of Default exists at the time of receiving such proceeds or payment and (ii) such proceeds or payment is promptly reinvested by Borrowers to repair or replace the affected property.

                4.6.2       Key-Person Life Insurance. Borrowers must also maintain key-person life insurance coverage (acceptable to Lender) that (a) insures the life of Steve Forget for at least $500,000, and (b) names Helix as the only other beneficiary thereof (together with Lender), and (c) is assigned to Lender as additional collateral security for the indebtedness hereunder. At Closing and on an annual basis thereafter for so long as such insurance is required to be maintained hereunder, Borrowers must provide Lender (prior to the expiration of any such coverage) with written evidence that such coverage is continued and fully paid for a period of at least an additional year.

     4.7       Loan Purpose. Borrowers will use the proceeds of each Advance hereunder exclusively as set forth in Section 1.1.3.

     4.8       Taxes. Each Borrower will pay and discharge all taxes, assessments or other governmental charges or levies imposed on it or any of its property or assets prior to the date upon which any penalty for non payment or late payment is incurred, unless (a) the same are then being contested in good faith by appropriate proceedings diligently prosecuted, and (b) adequate reserves therefor acceptable to Lender have been established, and (c) Lender has been notified thereof in writing, and (d) the consequences of such non-payment (in Lender’s reasonable judgment) will not have a Material Adverse Effect.

     4.9       Management Changes. Borrowers will notify Lender in writing within thirty (30) calendar days prior to any change (including any dismissal or change in title or status) in the senior management personnel of any Borrower.

     4.10       Litigation and Administrative Proceedings. Each Borrower will notify Lender in writing immediately upon the institution or commencement of any litigation, legal or administrative proceeding, or labor controversy (a) with a purported amount in controversy in excess of $100,000, or (b) that could otherwise reasonably be expected to have or cause a Material Adverse Effect.

     4.11       Monitoring Compliance; Occurrence of Certain Events. Each Borrower at all times will maintain (and comply with) commercially reasonable procedures and systems designed to monitor compliance and to detect instances of non-compliance with the Loan Documents. Each Borrower will notify Lender in writing immediately upon (a) the occurrence of any Default or Event of Default hereunder, or (b) the occurrence of any default under any other Loan Document, or (c) the happening of any event or the assertion or threat of any claim that could reasonably be expected to have or cause a Material Adverse Effect.

     4.12       Compliance with Laws. Each Borrower will comply in all material respects (a) with all laws, rules, regulations and orders (U.S., Canadian, federal, state, provincial, local and otherwise) applicable to its business, and (b) with the provisions and requirements of all Authorizations. Each Borrower will notify Lender immediately in detail of any actual or alleged material failure to comply with or violation of any such laws, rules, regulations or orders, or under the terms of any of such Authorizations, or of the occurrence or existence of any facts or circumstances that with the passage of time, the giving of notice or otherwise could create such a failure to comply or violation or could reasonably be expected to occasion the termination of any of such Authorization.

     4.13       Further Actions.

                4.13.1       Additional Collateral. Each Borrower will execute, deliver and record (or, as appropriate, cause the execution, delivery and recordation) at any time upon Lender’s request and in form and substance reasonably satisfactory to Lender, any of the following instruments in favor of Lender as additional Collateral hereunder: (a) mortgages, deeds of trust and/or assignments on or of any real or personal property owned, leased or licensed by it, and (b) certificates of title encumbrances against any of its titled vehicles, and (c) any other like assignments or agreements specifically covering any of its properties or assets (including assignments of any patents, trademarks, copyrights, databases, trade secrets and other forms of intellectual property and deposit account control agreements), and (d) any financing or continuation statements requested by Lender.

                4.13.2       Further Assurances. From time to time, each Borrower will execute and deliver (or will cause to be executed and delivered) such supplements, amendments, modifications to and/or replacements of the Loan Documents and such further instruments as may be reasonably required to effectuate the intention of the parties to (or to otherwise facilitate the performance of) the Loan Documents.

                4.13.3       Estoppel Certificates. Upon Lender’s request, each Borrower will execute, acknowledge and deliver (or, as appropriate, cause the execution, acknowledgment and delivery) to such Persons as Lender may request a statement in writing certifying as follows (to the best of its knowledge, after diligent inquiry): (a) that the Loan Documents (as amended, if applicable) are unmodified and in full force and effect, and (b) that the payments under the Loan Documents required to be paid by Borrowers have been paid, and (c) the then unpaid principal balance of Facilities hereunder, and (d) whether or not any Event of Default is then occurring under any of the Loan Documents and, if so, specifying each such Event of Default of which the signer may have knowledge, and (e) whether or not any Borrower is then entitled to assert any claims, defenses or causes of action that would impose any liability upon Lender or that would otherwise challenge the enforceability any Loan Document or any provision thereof (including, the existence of any so-called “Lender Liability” claims or defenses). Unless such Borrower otherwise consents (which consent will not be unreasonably withheld, delayed or conditioned), Lender must give such Borrower at least 10 Business Days to complete and deliver any such certificate. Each Borrower understands and agrees that any such certificate delivered pursuant to this Section may be relied upon by Lender and, if different, by the recipient thereof.

                4.13.4       Waivers and Consents. At any time upon Lender’s request, each Borrower will use its best efforts to obtain and deliver (in form and substance reasonably satisfactory to Lender) a waiver or consent to the assignment to Lender of any contract, lease, Authorization or other agreement to which it is a party.

                4.13.5       Access and Audits. Lender (from time to time at its discretion) may conduct audits of the Collateral and of the performance and operations of any Borrower. Each Borrower (upon Lender’s request from time to time) will use its best efforts to provide Lender (and its representatives and agents) with reasonable access during normal business hours to such Borrower’s management personnel, books and records, property and operations (including its financial records), whether such property, books and records are in the possession of such Borrower or are in the possession of a third party (including the possession of such Borrower’s Affiliates, accountants and legal counsel). In connection with any such audit, Lender may also make notes and copies of (and extracts from) relevant records.

                4.13.6       Attendance at Board of Directors Meetings. Lender (from time to time at its discretion) may attend any or all meetings of the board of directors of any Borrower (including the meetings of any committees or sub-committees thereof) as an observer only. Borrowers will provide Lender with written notice thereof at least 3 Business Days prior to each such meeting. Notwithstanding the foregoing, at the request of Borrowers, representatives of Lender will temporarily leave a meeting of the board of directors if such action is necessary to preserve the Borrowers’ attorney-client privilege with respect to such meetings or the information disseminated therein.

     4.14       Costs and Expenses. Borrowers will pay or reimburse Lender for all reasonable fees and costs (including all reasonable attorneys’ fees and disbursements) that Lender may pay or incur in connection with (a) the initial and continuing perfection or protection of Lender’s interest in any of the Collateral, and (b) the collection or enforcement of any of the Loan Documents. Borrowers will pay any and all recordation taxes or other fees due upon the filing of the financing statements or documents of similar effect required to be filed under the Loan Documents, and will provide Lender with a copy of any receipt or other evidence reflecting such payments. All obligations provided for in this Section shall survive the termination of this Agreement and/or the repayment of indebtedness hereunder.

     4.15       Maintenance of Domain Names. Borrowers will properly register, preserve and maintain with Network Solutions, Inc. (or an appropriate successor thereto) Internet domain names and URL’s that correspond with each legal, operating and trade name of any Borrower.

     4.16       Other Information. Each Borrower will provide Lender with any other documents and information (financial or otherwise) reasonably requested by Lender or its counsel from time to time.

ARTICLE 5: NEGATIVE COVENANTS

     Each Borrower (jointly and severally) hereby covenants and agrees that, so long as any indebtedness remains outstanding hereunder, each Borrower will comply with the following negative covenants (unless Lender otherwise consents in writing, which consent will not be unreasonably withheld while no Event of Default is occurring):

     5.1       Capital Expenditures. Borrowers (on a consolidated basis) will not incur Capital Expenditures in any fiscal year in excess of $100,000.

Notwithstanding the foregoing, no Borrower may make any such Capital Expenditure to acquire all or any substantial portion of the assets or equity of another business enterprise.

     5.2       Additional Indebtedness. No Borrower will borrow any monies or create, incur, assume or permit to exist any additional indebtedness, obligations or liabilities (including monetary obligations evidenced by a promissory note and monetary obligations under non-compete and consulting arrangements) except as follows (collectively, the “Permitted Indebtedness”):

                 a.       Borrowings from Lender hereunder; and

                 b.       Trade indebtedness, if and to the extent (i) such indebtedness is incurred in the normal and ordinary course of business for value received and (ii) such indebtedness (to the extent it exceeds $10,000 to any single vendor) is paid on a current basis or is less than 90 calendar days past due; and

                 c.       Indebtedness and obligations incurred under Capital Leases, consistent with the restrictions in Section 5.1 and Section 5.5, provided, however, that (1) the aggregate amount of such Capital Lease indebtedness outstanding at any time may not exceed $150,000, and (2) such fixed or capital assets being leased may not constitute any asset the loss of which could reasonably be expected to have or cause a Material Adverse Effect; and

                 d.       Indebtedness in favor of another Borrower if and to the extent permitted under Section 5.4(c); and

                 e.       Such indebtedness listed on Schedule 5.2 with the prior written consent of Lender (which consent will not be unreasonably withheld by Lender while no Event of Default is occurring).

     5.3       Guaranties. No Borrower will guarantee, assume or otherwise be or agree to become liable in any way, either directly or indirectly, for any additional indebtedness or liability of any other

Person, except as follows (collectively, the “Permitted Guaranties”): (a) in favor of Lender, or (b) to endorse checks, drafts and negotiable instruments for collection in the ordinary course of business, or (c) as listed on Schedule 5.3 with the consent of Lender, or (d) to the extent that Lender otherwise consents in writing.

     5.4       Loans. No Borrower will make any loans or advances to any other Person, except as follows (collectively, the “Permitted Loans”): (a) loans to employees that do not exceed $5,000 to any individual employee and do not at any time in the aggregate outstanding exceed $25,000 among all such loans to all such employees, and (b) as listed on Schedule 5.4 with the consent of Lender, and (c) demand loans to other Borrowers that are appropriately reflected on each Borrower’s financial records and evidenced by a written promissory note assigned to Lender as additional Collateral.

     5.5       Liens and Encumbrances; Negative Pledge. No Borrower will create, permit or suffer the creation or existence of any Liens on any of its property or assets (real or personal, tangible or intangible), except as follows (collectively, the “Permitted Liens”):

                 a.       Liens in favor of Lender as security for the Obligations under the Loan Documents; and

                 b.       Liens for taxes, assessments or other governmental charges (federal, state or local) that are not yet delinquent or that are then being currently contested in good faith by appropriate proceedings diligently prosecuted, provided, however, that (1) the existence of such Liens and challenge of such charges must have been fully disclosed to Lender, and (2) adequate reserves therefor in accordance with GAAP must have been established, and (3) such Liens (in Lender’s reasonable opinion) could not reasonably be expected to have or cause a Material Adverse Effect; and

                 c.       Deposits in the ordinary course of business to secure obligations under workmen’s compensation, unemployment insurance or social security laws or similar legislation; and

                 d.       Deposits to secure performance or payment bonds, bids, tenders, contracts, leases, franchises or public and statutory obligations required in the ordinary course of business; and

                 e.       Deposits to secure surety, appeal or custom bonds required in the ordinary course of business; and

                 f.       Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not past due or for sums being currently contested in good faith by appropriate proceedings diligently prosecuted, provided, however, that (1) the existence of such Liens and challenge of such sums allegedly due must have been fully disclosed to Lender, and (2) adequate reserves therefor in accordance with GAAP must have been established, and (3) such Liens (in Lender’s reasonable opinion) could not reasonably be expected to have or cause a Material Adverse Effect; and

                 g.       Easements, rights-of-way, restrictions and other similar encumbrances on real property of a Borrower that, independently and in the aggregate, do not (1) materially interfere with the occupation, use or enjoyment by such Borrower of the property or assets encumbered thereby in the normal course of business or (2) materially impair the value of the property subject thereto; and

                 h.       Liens listed on Schedule 5.5 with the consent of Lender (which consent will not be unreasonably withheld by Lender while no Event of Default is occurring).

No Borrower will similarly covenant to or in favor of any other Person that it will not create, permit or suffer the creation or existence of any Liens on any of its property or assets. In addition, no Borrower will purchase or otherwise acquire any additional assets (including any leasehold interest therefor) unless Lender’s interest in such property either (a) is already covered and perfected pursuant to an existing and effective UCC-1 or PPSA financing statement, CCQ hypothec filing, fixture filing, mortgage and/or leasehold mortgage (as appropriate) in favor of Lender or (b) otherwise becomes properly perfected within 5 calendar days after any such acquisition by such Borrower’s filing (at its expense) all necessary UCC-1 or PPSA financing statements, CCQ hypothec filing, fixture filings, mortgages and/or leasehold mortgages (as appropriate, and in form and substance reasonably acceptable to Lender). Moreover, no Borrower will establish or maintain any “securities account” with any “securities intermediary” (as such terms are defined in Article 8 of the UCC) except as permitted under Section 5.7.

     5.6       Transfer of Assets. No Borrower will sell, lease, license, transfer or otherwise dispose of all or substantially all of its assets. In addition, no Borrower will sell, lease, license, transfer or otherwise dispose of any of its assets other than as follows (collectively, the “Permitted Transfers”): (a) pursuant to a transaction with an unrelated third party in the normal and ordinary course of business for value received and otherwise in accordance with the terms hereof or (b) with respect to obsolete or replaced equipment no longer useful in the operation of any Borrower’s business, pursuant to a reasonable and customary transaction with an unrelated third party and otherwise in accordance with the terms hereof, (c) pursuant to a reasonable and customary transaction with another Borrower that is appropriately reflected on each Borrower’s financial records, and (d) as set forth on Schedule 1.1.6.

     5.7       Acquisitions and Investments. No Borrower will purchase or otherwise acquire (including by way of share exchange) any part or amount of the equity ownership or assets of, or make any investments in, any other corporation, partnership, limited liability company or other venture or enterprise. Notwithstanding the foregoing, Borrowers may acquire or invest in the following (collectively, the “Permitted Investments”):

                 a.       Government and agency securities backed by the full faith and credit of the U.S. or Canadian federal government; and

                 b.       Commercial paper of a U.S. or Canadian domestic issuer rated A-1+ or A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investor Services, Inc. and maturing not more than 90 calendar days from the date of acquisition thereof; and

                 c.       Certificates of deposit (maturing within 12 calendar months after the date of issuance), time deposits, other deposits and bankers’ acceptances issued by or established with U.S. or Canadian federally insured commercial banks rated as “well capitalized” by their primary federal regulators, and having unimpaired capital and unimpaired surplus (collectively) of at least $250 million, and whose commercial paper (or commercial paper that is supported by such bank’s letter of credit or commitment to lend) is rated as A-1+ or A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investor Services, Inc.; and

                 d.       Assets acquired pursuant to transactions permitted under Section 5.1 or Section 5.2; and

                 e.       Inventory, office equipment (not constituting Capital Expenditures), and operating supplies acquired in the ordinary course of business; and

                 f.       Investments listed on Schedule 5.7 with the consent of Lender (which consent will not be unreasonably withheld by Lender while no Event of Default is occurring).

Notwithstanding the foregoing, unless and to the extent such investments are certificated and separately collaterally assigned to Lender, then the amounts of investments permitted under Clauses “a”, “b” and “c” of this Section may not at any time exceed $1,000,000. In addition, no Borrower will establish or maintain any “securities account” with any “securities intermediary” (as such terms are defined in Article 8 of the UCC), unless a control agreement acceptable in form and substance to Lender is first executed by such “securities intermediary” securing Lender’s first priority interest and rights in and to all “financial assets” and “security entitlements” associated with such “securities account”.

     5.8       New Ventures; Mergers. No Borrower will (a) enter into any new business activities or ventures not directly related to its current business, or (b) except as contemplated by the Merger Agreement, merge or consolidate with or into any other corporation, partnership, limited liability company or other organization, or (c) create or acquire (or cause or permit the creation or acquisition of) any Subsidiary or Affiliate (except the hiring of officers and directors).

     5.9       Transactions with Affiliates. No Borrower will enter into any transaction or agreement with any Subsidiary, Affiliate or other related Person except as follows: (a) reasonable and customary compensation arrangements in the ordinary course of business with its officers and directors, and (b) guaranties (if any) to the extent permitted by Section 5.3, and (c) employee loans (if any) to the extent permitted under Section 5.4, and (d) reasonable and customary asset transfers among Borrowers (if any) to the extent permitted under Section 5.6, and (e) transactions in the ordinary course of business between Borrowers.

     5.10       Distributions or Dividends. No Borrower will declare or make (directly or indirectly) any payment or distribution with respect to, or incur any liability for the purchase, acquisition, redemption or retirement of, any of its equity interests (including warrants therefor) or as a dividend, return of capital or other payment or distribution of any kind to any holder of any such equity interest.

     5.11       Issuance of Additional Equity. No Borrower will permit the issuance, reissuance, conversion or exercise of any equity interests (common stock, preferred stock, partnership interests, member interests or otherwise) or any options, warrants, convertible securities or other rights to purchase such beneficial or equity interest. Notwithstanding the foregoing, a Borrower may issue additional equity interests as a result of the conversion of the options and warrants outstanding on the Closing Date and described on Schedule 3.6, provided that: (a) such Borrower has provided written notice thereof to Lender at least 15 Business Days prior to such issuance (which notice must at least describe the type and amount of equity interests being purchased, the consideration to be received by such Borrower in exchange for such issuance, and the identity of the purchaser), and (b) no Default or Event of Default then exists under the Loan Documents or would otherwise result from the issuance of such equity interest (including a Event of Default under the change in control restrictions set forth in Section 7.1.8).

     5.12       Removal of Assets. No Borrower will remove or permit the removal of any asset or group of assets (with a collective fair market value exceeding $10,000) to a jurisdiction or a county in which no financing statement on Form UCC-1 has been filed naming Lender as “secured party” with respect to such assets.

     5.13       Modifications to Organic Documents. No Borrower will (a) amend or otherwise modify any of its Organic Documents, or (b) change its official name, its operating names or the names under which it executes contracts and conducts business.

     5.14       Terms of and Modifications to Material Relationships. Each Borrower will use its best efforts not to permit any other party to cancel, terminate, amend, modify or otherwise alter any Material Contract listed (or contract that should be listed) on Schedule 3.8. In addition, each Borrower will use its best efforts to ensure that no Material Contract entered into by any Borrower after the Closing Date (including the renewal or extension of any Material Contract existing as of the Closing Date) will restrict any Borrower’s ability to collaterally assign or encumber such Material Contract in favor of Lender.

ARTICLE 6: RIGHT OF SET OFF

     6.1       Right of Set Off. Lender is hereby authorized at any time and from time to time during the existence of an Event of Default hereunder (unless expressly prohibited by applicable law) to set off and apply any and all deposits (general or special, time or demand, provisional or final) and other indebtedness at any time held or owing by Lender (or any of its Affiliates) to or for the credit or the account of any Borrower against any and all of the indebtedness and monetary obligations of any Borrower now or hereafter existing under the Loan Documents or any other evidence of indebtedness originated, acquired or otherwise held by Lender, irrespective of whether Lender shall have made any demand under the Loan Documents or other indebtedness and although such obligations may be unmatured. Lender agrees to notify Borrowers within a commercially reasonable time after any such set off and application made by Lender; provided, however, that the failure to give such notice shall not in any way affect the validity of such set off and application.

     6.2       Additional Rights. The rights of Lender under this Article 6 are in addition to the other rights and remedies (including other rights of set off) that Lender may have by contract, at law, or otherwise.

ARTICLE 7: DEFAULT AND REMEDIES

     7.1       Events of Default. Each of the following events separately constitutes an independent Event of Default hereunder:

                7.1.1       Payment Obligations. If any payment of principal, interest, fees, expenses, indemnities or other sums payable to Lender under any Loan Document (including under any Note) is not received by Lender in immediately available funds on the date such payment is due and payable and such failure to receive payment in immediately available funds continues for a period of five (5) Business Days after the due date therefor.

                7.1.2       Representations and Warranties. If any representation, warranty or other statement made in any Loan Document, or in any written report, schedule, exhibit, certificate, agreement, or other document given by or on behalf of any Borrower or any other Obligor (or otherwise furnished in connection herewith) when made was misleading or incorrect in any material respect.

                7.1.3       Termination of Merger Agreement. If the Merger Agreement is terminated without completion of the Plan of Arrangement contemplated thereunder.

                7.1.4       Other Covenants in Loan Documents. If any Borrower or any other Obligor defaults in the full and timely performance when due of any other covenant or agreement contained in any Loan Document (or in any other document or agreement now or hereafter executed or delivered in connection herewith), and such default remains uncured for a period of twenty (20) Business Days after the earlier of the date that Lender notifies any Borrower thereof or the date that any Borrower otherwise acquires knowledge or should have acquired knowledge thereof.

                7.1.5       Default Under Other Agreements with Lender. If any event of default (as described or defined therein, which term shall include any notice and cure periods provided therein) occurs or exists under the provisions of any other credit agreement, security agreement, mortgage, deed of trust, indenture, debenture, cash management or account agreement, contract, lease or other agreement between any Borrower, any Affiliate of any Borrower or any other Obligor and Lender (or any Affiliate of Lender), unless such default is waived by Lender or cured to Lender’s satisfaction.

                7.1.6       Default Under Material Agreements with Other Parties. If any Borrower fails or refuses to make any one or more required payments (whether principal, interest or otherwise) aggregating in excess of $100,000 with respect to any Funded Debt (or with respect to any guaranty or reimbursement obligation of any such indebtedness) prior to the expiration of any applicable grace period with respect to such payment, or if any such indebtedness for borrowed money in excess of $100,000 is accelerated prior to its express maturity as a result of any default thereunder, or if any event of default (as described or defined therein, which term shall include any notice and cure periods provided therein) occurs or exists under the provisions of any Material Contract (including those listed on Schedule 3.8 or that should be listed on Schedule 3.8 under the terms hereof).

                7.1.7       Intentionally Blank.

                7.1.8       Change of Control. Except as contemplated by the Merger Agreement,

                               a.       If there occurs any direct or indirect change in the ownership (i.e. any change exceeding 25% of the voting or beneficial interest for such structure as of the Closing Date) or in the control of any Borrower.

                               b.       If Steve Forget ceases to be chief executive officer of Helix, unless (1) such event is by reason of his or her death or disability and (2) replacement management arrangements satisfactory to Lender (in its sole and absolute discretion) are made within 60 calendar days after such death or within 120 calendar days after the commencement of such period of disability.

                7.1.9       Government Action.

                               a.       If custody or control of any substantial part of the property of any Borrower is assumed by any governmental agency or any court of competent jurisdiction at the instance of any governmental agency.

                                 b.       If any governmental regulatory authority or judicial body makes any other final non-appealable determination that (in Lender’s reasonable judgment) could reasonably be expected to have or cause a Material Adverse Effect.

                7.1.10       Insolvency. If any Borrower or any holder of equity interests of any Borrower (whether as common stock, preferred stock, partnership interest, membership interest or otherwise) or any other Obligor that pledges Collateral under the Loan Documents or that is directly or indirectly liable (in whole or in part) to Lender for indebtedness hereunder (a) becomes insolvent, bankrupt or generally fails to pay its, his or her debts as such debts become due; or (b) is adjudicated insolvent or bankrupt in any proceeding; or (c) admits in writing an inability to pay its, his or her debts; or (d) comes under the authority of a custodian, receiver, administrator, monitor, or trustee (or one is appointed for substantially all of its, his or her property); or (e) makes an assignment for the benefit of creditors; or (f) has commenced against it, him or her any proceedings under any law related to bankruptcy, insolvency, liquidation, dissolution or the reorganization, readjustment or release of debtors that is either not contested or if contested is not dismissed or stayed within thirty (30) calendar days after the commencement thereof; or (g) commences or institutes any proceedings under any law related to bankruptcy, insolvency, liquidation, dissolution or the reorganization, readjustment or release of debtors; or (h) calls a meeting of creditors with a view to arranging a composition or adjustment of debt; or (i) by any act or failure to act that indicates consent to, approval of or acquiescence in any of the foregoing.

                7.1.11       Additional Liabilities. If any judgment, writ, warrant, attachment or execution or similar process that calls for payment or presents liability in excess of $100,000 is rendered, issued or levied against any Borrower or any of its properties or assets and such liability is not paid, waived, stayed, vacated, discharged, settled, satisfied or fully bonded within thirty (30) calendar days after it is rendered, issued or levied.

                7.1.12       Material Adverse Change. If Lender determines in good faith that a Material Adverse Change has occurred with respect to any Borrower from the condition set forth in the financial statements furnished to Lender for the fiscal year ended immediately prior to the Closing Date, or from the condition of any Borrower most recently disclosed to Lender in any other manner.

     7.2       Remedies.

                7.2.1       Acceleration, Termination and Pursuit of Collateral. At any time during the existence of any Event of Default, at the election of Lender but with notice thereof to any Borrower (unless an Event of Default described in Section 7.1.10 has occurred, in which case acceleration will occur automatically with respect to the entire indebtedness and without any notice), then Lender (a) may terminate any or all Commitments and/or facilities, and/or (b) may accelerate the Term Loan Maturity Date, and/or (c) may declare all or any portion of the indebtedness of any or all Borrowers to Lender (hereunder or otherwise, and including all principal, interest, fees, expenses and indemnities hereunder) to be immediately due and payable. At any time during the existence of any Event of Default, Lender will also have the immediate right to enforce and realize upon any collateral or security granted under any Loan Document in any manner or order that Lender deems expedient without regard to any equitable principles of marshalling or otherwise. Notwithstanding the foregoing (unless an Event of Default described in Section 7.1.10 has occurred, in which case acceleration will occur automatically with respect to the entire indebtedness and without any notice), in the case of an Event of Default under Section 7.1.3, Lender agrees not to exercise is rights under clauses (b) or (c) above or to enforce or realize upon any collateral or security granted under any

Loan Document until (i) if such Event of Default is caused by the termination of the Merger Agreement for any reason other than the reasons set forth in Sections 4.1(e) or (f) thereof, 180 days after such Event of Default; and (ii) if such Event of Default is caused by the termination of the Merger Agreement for the reasons set forth in Sections 4.1(e) or (f) thereof, 365 days after such Event of Default; provided, however, that nothing in this Section 7.2.1 shall extend the Term Loan Maturity Date.

                7.2.2       Other Remedies. In addition to the rights and remedies expressly granted in the Loan Documents, Lender also will have all other legal and equitable rights and remedies granted by or available under all applicable law (including the “self help” and other rights of a secured party under the UCC, PPSA or CCQ, as applicable), and all rights and remedies will be cumulative.

ARTICLE 8: DEFINITIONS AND RULES OF CONSTRUCTION

     8.1       Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below:

                8.1.1       “Account” means, at any relevant time, the designated account of Borrowers at Lender for purposes of effecting transactions hereunder.

                8.1.2       “Advance” means any advance of funds under any Facility.

                8.1.3       “Advance Request” has the meaning set forth in Section 1.3.1.

                8.1.4       “Affiliate” of any Person means any other Person that directly or indirectly controls, is controlled by or is under direct or indirect common control with such Person. A Person shall be deemed to “control” another Person if such first Person directly or indirectly possesses the power to direct (or to cause the direction of or to materially influence) the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, each of the following Persons will be deemed to be an Affiliate of a Person: (a) each Person who owns or controls 5% or more of any class or series of any equity interest of such Person, and (b) each member, manager, partner, director and/or senior executive officer of such Person or any Affiliate thereof, and (c) any family member or other relative of such Person or any Affiliate thereof, and (d) any trust of which any Person or Affiliate thereof is either a trustee or beneficiary. Notwithstanding the foregoing, Lender shall not be deemed to be an Affiliate of any Obligor.

                8.1.5       “Agreement” means this Credit Agreement and all the exhibits and schedules hereto, all as may be amended and otherwise modified from time to time hereafter.

                8.1.6       “Authorized Officer” means any officer, employee or representative of such organization who is expressly designated as such or is otherwise authorized to borrow funds hereunder or, as appropriate, to sign loan documents and/or deliver certificates on behalf of such organization pursuant to the provisions of such organization’s most recent resolution on file with Lender.

                8.1.7       “Authorization“means any License or other governmental permit, certificate and/or approval issued by any Official Body.

                8.1.8       “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks under the laws of the State of New York are authorized or required to be closed.

                8.1.9       “Capital Expenditures” means expenditures (a) for any fixed assets or improvements, replacements, substitutions or additions thereto that have a useful life of more than one (1) year, including direct or indirect acquisition of such assets or (b) for any Capital Leases.

                8.1.10       “Capital Leases” means capital leases and subleases as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 13 dated November 1976 (as amended and updated from time to time).

                8.1.11       “Closing Date” means the date on which all conditions precedent to the effectiveness of this Agreement under Section 2.1 have been satisfied or waived by Lender.

                8.1.12       “CCQ” means the Civil Code (Quebec), and all regulations thereunder, as amended from time to time, and any successor legislation.

                8.1.13       “Code” means the Internal Revenue Code of 1986, as amended.

                8.1.14       “Collateral” means the collateral security committed to Lender under the Collateral Security Documents executed by any Borrower or any other Obligor in favor of Lender pursuant to this Agreement from time to time and/or pursuant to all similar or related documents and agreements from time to time, all as amended from time to time.

                8.1.15       “Collateral Security Documents” means, individually and collectively, (a) the Security Agreements and the financing statements filed pursuant thereto, and (b) the Pledge and Security Agreements, and (c) any additional documents guaranteeing indebtedness, assuring performance of obligations, subordinating indebtedness, or granting security or Collateral to Lender hereunder, all as amended from time to time.

                8.1.16       “Commitment” means any commitment for credit pursuant to a facility established hereunder.

                8.1.17       “Default” means any event or circumstance that with the giving of notice or the passage of time would constitute an Event of Default.

                8.1.18       “Dollar” or “$” means U.S. dollars.

                8.1.19       “EBITDA” means, at the time of any determination, the sum of the following items (without duplication) for Borrowers during the relevant four consecutive fiscal quarter period:

                                 a.       Net income from continuing operations (on a consolidated basis) during such period — i.e., excluding extraordinary gains and income items and the cumulative effect of accounting changes and income associated with transactions with Affiliates or for which payment is received in a form other than cash or cash equivalents — determined in accordance with GAAP, and

                                 b.       Plus Interest Expense during such period, but subtract interest income accrued during such period, and

                                 c.       Plus federal and state income taxes paid or required to be paid / paid and accrued in accordance with GAAP / all provisions for federal, state and other taxes based upon income of Borrowers during such period, and

                                 d.       Plus depreciation permitted under GAAP during such period, and

                                 e.       Plus amortization expense permitted under GAAP during such period.

                                 f.       For purposes of this calculation, interest shall include interest accrued under Capital Leases, determined in accordance with GAAP.

                8.1.20       “Environmental Control Statutes” means all federal, provincial, state and local laws, rules, ordinances and regulations (as implemented and as interpreted) governing the control, removal, storage, transportation, spill, release or discharge of hazardous or toxic wastes, substances and petroleum products, including, without limitation, as provided in the provisions of (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, and (b) the Solid Waste Disposal Act, and (c) the Clean Water Act, and (d) the Clean Air Act, and (e) the Hazardous Materials Transportation Act, and (f) the Resource Conservation and Recovery Act of 1976, and (g) the Federal Water Pollution Control Act Amendments of 1972, and (h) the rules, regulations and ordinances of the EPA, and any provincial or state departments of health services, regional water quality control boards, state water resources control boards, provincial and/or cities in which any of such Borrower’s assets are located.

                8.1.21       “EPA” means the United States Environmental Protection Agency or any other entity that succeeds to its responsibilities and powers.

                8.1.22       “Equivalent Amount” means, on any date, the amount of U.S. dollars into which an amount of Cdn. dollars may be converted or the amount of Cdn. dollars into which an amount of U.S. dollars may be converted, in either case, at Lender’s spot buying rate in Toronto as at approximately 12:00 noon (Local Time) on such date.

                8.1.23       “ERISA” means the Employee Retirement Income Security Act of 1974 and any corresponding applicable law of federal, state, provincial or foreign jurisdiction, or any corresponding or succeeding provisions or such other applicable law, in each case, as amended, and as implemented and interpreted.

                8.1.24       “ERISA Affiliate” means any company, whether or not incorporated, which is considered a single employer with Borrower under Titles I, II and IV of ERISA.

                8.1.25       “Event of Default” means each of the events described in Section 7.1.

                8.1.26       “Excess Cash Flow” means, at the time of any determination, the sum of the following items (without duplication) for Borrowers during the relevant period:

                                 a.       EBITDA for such period, and

                                 b.       Minus Total Charges for such Period.

                8.1.27       “Final Term Loan Draw Date” has the meaning set forth in Section 1.1.1, as may be extended from time to time in Lender’s sole and absolute discretion.

                8.1.28       “Fixed Charges” means, at the time of any determination, the sum of the following items (without duplication) for Borrowers during the relevant four consecutive fiscal quarter periods:

                                 a.       The amount of principal required to be paid under this Agreement during such period, and

                                 b.       Plus the amount of principal paid or required to be paid and mandatory commitment reductions on other Funded Debt (i.e., Funded Debt other than under this Agreement) during such period, and

                                 c.       Plus Interest Expense during such period, and

                                 d.       Plus (to the extent not already included under one of the other categories of Fixed Charges) the amount of payments made or required to be made with respect to non-complete and consulting agreements during such period, and

                                 e.       Plus the amount of Capital Expenditures during such period.

For purposed of this calculation, interest includes interest accrued under Capital Leases, and principal includes principal obligations under Capital Leases.

                8.1.29       “Funded Debt” means, at the time of any determination, the aggregate principal amount of indebtedness of all Borrowers (on a consolidated basis) for the following (without duplication):

                                 a.       Borrowed money (including the indebtedness under the Loan Documents, but not including trade indebtedness permitted under Section 5.2.b); and

                                 b.       Capital Leases; and

                                 c.       Deferred purchase price or installment purchases of real property, personal property, and/or services (including any deferred purchase price and/or non-compete obligations in connection with acquisitions); and

                                 d.       Reimbursement obligations under letters of credit (whether standby or documentary); and

                                 e.       Obligations under interest rate protection or swap arrangements, repurchase arrangements and other derivative transactions; and

                                 f.       Any indebtedness or contractual payment obligation that is not paid within 60 calendar days of the due date therefor; and

                                 g.       Any indebtedness evidenced by a promissory note; and

                                 h.       Any obligation secured by a Lien on any asset of any Borrower; and

                                 i.       Guaranties of indebtedness and obligations that would constitute Funded Debt hereunder if the primary obligor thereof were a Borrower; and

                                 j.       Indebtedness otherwise required to be included as part of “Funded Debt” under Section 5.2.

                8.1.30       “GAAP” means generally accepted accounting principles applied on a consistent basis set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and similar Canadian entities, as applicable, and/or in such other statements by such other entity as Lender may reasonably approve, which are applicable in the circumstances as of the date in question, and the requirement that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in preceding periods.

                8.1.31       “Hazardous Materials” includes (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; or (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended from time to time, and regulations promulgated thereunder; or (c) any other substance the use or presence of which on, in, under or above any real property ever owned, controlled or used by Borrower is similarly regulated or prohibited by any federal, state, provincial, or local law, rule, ordinance, regulation or decree of any court or governmental authority as a hazardous material.

                8.1.32       “Interest Expense” means, at the time of any determination, the amount of interest and other finance charges of Borrowers (on a consolidated basis) required to be charged as an expense under GAAP during the relevant four consecutive fiscal quarter period. For purposes of this calculation, interest includes interest accrued under Capital Leases.

                8.1.33       “Lender” means HEARx Ltd., or any successor thereof, or any assignee, participant, pledgee or other transferee of Lender hereunder.

                8.1.34       “License” means any authorization, construction or other permit, consent, franchise, ordinance, registration, certificate, license, call sign, frequency designation, agreement or other right filed with, granted by, issued by or entered into with any Official Body.

                8.1.35       “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), reversionary or reclamation interest, charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

                8.1.36       “LLC” means a limited liability company.

                8.1.37       “Loan” means any loan or Advance of funds under any Facility as well as any other credit extended by Lender to any Borrower under this Agreement.

                8.1.38       “Loan Documents” means this Agreement, any Notes, the Collateral Security Documents and any other documents, agreements and certificates entered into or delivered in connection herewith or therewith or pursuant hereto or thereto, all as may be amended, modified and supplemented from time to time.

                8.1.39       “Local Authorities” means, individually and collectively, the state, provincial, and local governmental authorities that govern the activities of any Borrower.

                8.1.40       “Material Adverse Change” means any change that has or causes or could reasonably be expected to have or cause a Material Adverse Effect.

                8.1.41       “Material Adverse Effect” means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), a material adverse change to, or, as the case may be, a materially adverse effect on:

                                 a.       The business, assets, revenues, financial condition, operations, Collateral or prospects of any Borrower or other Obligor; or

                                 b.       The ability of any Borrower to perform any of its payment obligations when due or to perform any other material obligations under any Loan Document; or

                                 c.       Any right, remedy or benefit of Lender under any Loan Document, except for any such right, remedy or benefit that may be prohibited by applicable law.

                8.1.42       “Material Contract” has the meaning set forth in Section 3.8.

                8.1.43       “Merger Agreement” means the Amended and Restated Merger Agreement dated as of November 6, 2001, by and between Helix and Lender (as may be amended, modified, supplemented, restated, extended, renewed or replaced from time to time).

                8.1.44       “Notes” means, individually and collectively, each promissory note delivered to Lender pursuant to any Loan Document and evidencing any indebtedness to Lender under the Loan Documents (each as may be amended, modified, supplemented, restated, extended, renewed or replaced from time to time).

                8.1.45       “Obligations” means all of the indebtedness and obligations (monetary or otherwise) of any Borrower and any other Obligor arising under or in connection with any Loan Document as well as all indebtedness and obligations (monetary or otherwise) of any Affiliate of any Borrower or other Obligor arising under or in connection with any agreement between any such Affiliate and Lender or any Affiliate of Lender.

                8.1.46       “Obligor” means each Borrower or any other Person (other than Lender) obligated under any Loan Document.

                8.1.47       “Official Body” means any federal, state, local, provincial, or other government (or any political subdivision, agency, authority, bureau, commission, department or instrumentality thereof) and any court, tribunal, grand jury or arbitrator, in each instance whether foreign or domestic.

                8.1.48       “Operating Agreement” means any consulting agreement, management agreement, employment agreement, cost allocation agreement, or other similar agreement relating to the operations of any Borrower.

                8.1.49       “Organic Document” means, relative to any entity, its certificate and articles of incorporation or organization, its by-laws or operating agreements, and all equityholder agreements, voting agreements and similar arrangements applicable to any of its authorized shares of capital stock, its partnership interests or its member interests, and any other arrangements relating to the control or management of any such entity (whether existing as a corporation, a partnership, an LLC or otherwise).

                8.1.50       “PBGC” means the Pension Benefits Guaranty Corporation or any other entity that succeeds to its responsibilities and powers under ERISA.

                8.1.51       “Permitted Guaranties” has the meaning set forth in Section 5.3.

                8.1.52       “Permitted Indebtedness” has the meaning set forth in Section 5.2.

                8.1.53       “Permitted Investments” has the meaning set forth in Section 5.7.

                8.1.54       “Permitted Liens” has the meaning set forth in Section 5.5.

                8.1.55       “Permitted Loans” has the meaning set forth in Section 5.4.

                8.1.56       “Permitted Transfers” has the meaning set forth in Section 5.6.

                8.1.57       “Person” means any natural person, corporation, LLC, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

                8.1.58       “Plan” means any employee pension benefit or welfare benefit plan as defined in Sections 3(1), (2) or (3) of ERISA or as defined in the applicable laws of any other jurisdiction covering employees of any Borrower or any ERISA Affiliate of any Borrower.

                8.1.59       “Pledge and Security Agreements” means, individually and collectively, each pledge and security agreement relating to a pledge of an equity interest in an enterprise (all as may be amended, modified and supplemented from time to time) required to be executed and delivered in favor of Lender pursuant to the Loan Documents.

                8.1.60       “PPSA” means the Personal Property Security Act (Ontario) and all regulations thereunder, as amended from time to time, and any successor legislation.

                8.1.61       “Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York City.

                8.1.62       “Revenue” means revenue of Borrowers (on a consolidated basis) as determined in accordance with GAAP.

                8.1.63       “SEC” means the Securities and Exchange Commission or any other entity that succeeds to its responsibilities and powers.

                8.1.64       “Securities Acts” means, collectively, the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, and as implemented by the SEC and interpreted by the SEC or any court of competent jurisdiction.

                8.1.65       “Security Agreements” means, collectively, each security agreement (as may be amended, modified and supplemented from time to time) required to be executed and delivered in favor of Lender pursuant to Article 2, and any other security agreement required or delivered in connection with the Loan Documents, including any intellectual property assignments or security agreements required to be delivered pursuant to Article 2.

                8.1.66       “Settlement Date” means, with respect to any Advance hereunder, the date on which funds are advanced by Lender.

                8.1.67       “Subsidiary” of any Person or entity means any Person as to which such other Person or entity (a) directly or indirectly owns, controls or holds 25% or more of the outstanding beneficial interest or (b) is otherwise required in accordance with GAAP to be considered as part of a consolidated organization.

                8.1.68       “Term Loan Commitment” means the Commitment established pursuant to Section 1.2.

                8.1.69       “Term Loan Facility” means the term loan Facility as described in Article 1.

                8.1.70       “Term Loan Maturity Date” has the meaning set forth in Section 1.1.2, as may be extended from time to time in Lender’s sole and absolute discretion.

                8.1.71       “Term Loan Note” means any Note payable to the order of Lender prepared in accordance with Section 1.1.4, as may be amended, modified, restated, replaced, supplemented, extended or renewed from time to time hereafter.

                8.1.72       “Total Charges” means, at the time of any determination, the sum of the following items (without duplication) for Borrowers during the relevant four consecutive fiscal quarter period:

                                a.       The amount of Fixed Charges during such period, and

                                b.       Plus the amount of all provision for federal, state and other taxes based upon income of Borrowers during such period (but only to the extent not already included under one of the other categories of Total Charges).

For purposes of this calculation, interest includes interest accrued under Capital Leases, and principal includes principal obligations under Capital Leases.

                8.1.73       “UCC” means the Uniform Commercial Code in effect in the applicable jurisdiction.

     8.2       Rules of Interpretation and Construction.

                8.2.1       Plural; Gender. Unless otherwise expressly stated or the context clearly indicates a different intention, then (as may be appropriate in the particular context) (a) a singular number or noun used in any Loan Document includes the plural, and a plural number or noun includes the singular, and (b) the use of the masculine, feminine or neuter gender pronouns in any Loan Document includes each and all genders.

                8.2.2       Section and Schedule References. Unless otherwise expressly stated or the context clearly indicates a different intention, then all references to sections, paragraphs, clauses, schedules and exhibits in any Loan Document are to be interpreted as references to sections, paragraphs, clauses, schedules and exhibits of such Loan Document (rather than of some other Loan Document). In addition, the words “herein”, “hereof”, “hereunder”, “hereto” and other words of similar import in any Loan Document refer to such Loan Document as a whole, and not to any particular section, paragraph or clause in such Loan Document.

                8.2.3       Titles and Headings. Unless otherwise expressly stated or the context clearly indicates a different intention, then the various titles and headings in the Loan Documents are inserted for convenience only and do not affect the meaning or interpretation of such Loan Document or any provision thereof.

                8.2.4       “Including” and “Among Other” References. Unless otherwise expressly stated or the context clearly indicates a different intention, then all references in the Loan Documents to phrases containing or list preceded by the words “include”, “includes”, “including”, “among other”, “among other things” or other words or phrases of similar import are to be interpreted to mean such “without limitation” (whether or not such additional phrase is actually added). In other words, such words and phrases connote an illustrative example or list rather than an exclusive example or list.

                8.2.5       “Shall”, “Will”, “Must”, “Can” and “May” References. Unless otherwise expressly stated or the context clearly indicates a different intention, then all references in the Loan Documents to the words “shall”, “will” and “must” (including, when modified by “not”) are to be interpreted to indicate mandatory actions or restrictions (as applicable), and all references in the Loan Documents to the words “may” and “can” (unless modified by “not”) are to be interpreted to indicate permissive actions.

                8.2.6       Time of Day References. Unless otherwise expressly stated or the context clearly indicates a different intention, then all time of day references in and restrictions imposed under the Loan Documents are to be calculated using Eastern Time.

                8.2.7       “Knowledge” of a Person. Unless otherwise expressly stated or the context clearly indicates a different intention, then (a) all references to the “knowledge,” “awareness” or “belief” of any Person that is not a natural person are to be interpreted to mean the knowledge, awareness or belief of senior and executive management of such Person (and including the knowledge or awareness of managers of limited liability companies and general partners of partnerships), and (b) all representations qualified by the “knowledge,” “awareness” or “belief” of a Person are to be interpreted to mean (unless a different standard is specified) that such Person has conducted a commercially reasonable inquiry and investigation prior to making such representation.

                8.2.8       Successors and Assigns. Unless otherwise expressly stated or the context clearly indicates a different intention, then all references to any Person (including any Official Body) in any Loan Document are to be interpreted as including (as applicable) such Person’s successors, assigns, estate, heirs, executors, administrators and personal representatives. Notwithstanding the foregoing, no Borrower or other Obligor may assign or delegate any Loan Document (or any right or obligation thereunder) except to the extent expressly permitted hereunder or under such other Loan Document.

                8.2.9       Modifications to Documents. Unless otherwise expressly stated or the context clearly indicates a different intention, then all references to any Loan Document or other agreement or instrument in any Loan Document are to be interpreted as including all extensions, renewals, amendments, supplements, substitutions, replacements and waivers thereto and thereof from time to time.

                8.2.10       References to Laws and Regulations. Unless otherwise expressly stated or the context clearly indicates a different intention, then all references to any law, regulation, rule, order or policy in any Loan Document are to be interpreted references to such law, regulation, rule or policy (a) as implemented and interpreted from time to time by Official Bodies with appropriate jurisdiction therefor, and (b) as amended, modified, supplemented, replaced and repealed from time to time.

                8.2.11       Financial and Accounting Terms. Unless otherwise expressly stated or the context clearly indicates a different intention, financial and accounting terms used in the foregoing definitions or elsewhere in the Loan Documents shall be defined and determined in accordance with GAAP.

                8.2.12       Conflicts Among Loan Documents. Unless otherwise expressly stated or the context clearly indicates a different intention, then any irreconcilable conflict between the terms and conditions of this Agreement and the terms and conditions of any other Loan Document (other than a Note or any warrant issued to Lender) are to be resolved by having the terms and conditions of this Agreement govern.

                8.2.13       Independence of Covenants and Defaults. All covenants and defaults contained in the Loan Documents shall be given independent effect. If a particular action or condition is not permitted by any covenant in the Loan Documents, then the fact that such action or condition would be permitted by an exception to (or would otherwise be within the limitations of) another covenant in the Loan Documents shall not avoid the occurrence or existence of a Event of Default if such action is taken or if such condition exists.

                8.2.14       Interest Calculations and Payments. Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest “per annum” or a similar expression is used, such interest will be calculated on the basis of three hundred and sixty-five (365) days and the actual number of days elapsed in the period, and using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed reinvestment of interest. All payments of interest to be made hereunder will be paid both before and after maturity and before and after default and/or judgment, if any, until payment thereof, and interest will accrue on overdue interest, if any.

                8.2.15       Interest Act (Canada). For the purposes of this Agreement, whenever interest to be paid hereunder is to be calculated on the basis of a year of three hundred and sixty (360) days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by three hundred and sixty (360).

                8.2.16       Equivalent Amount. For the purpose of determining compliance with covenant and default limitations set forth in the Agreement, amounts expressed in Canadian Dollars shall be measured by aggregating the applicable items denominated in U.S. Dollars with the Equivalent Amounts of such items in Canadian Dollars.

ARTICLE 9: MISCELLANEOUS

     9.1       Indemnification, Reliance and Assumption of Risk. Without limiting any other indemnification in any Loan Document, each Borrower (jointly and severally) hereby agrees to defend Lender (and its directors, officers, employees, agents, counsels and Affiliates) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, interests, judgments, or costs (including fees and disbursements of counsel) incurred by any of them arising out of or in any way connected with any Loan Document, except for losses resulting directly and exclusively from Lender’s own gross negligence, willful misconduct or fraud. In addition, each Borrower will reimburse and (jointly and severally) indemnify Lender for all costs and losses resulting from the following: (1) any failure or refusal by any Borrower or by any Affiliate of any Borrower to provide any requested assistance or cooperation in connection with any attempt by Lender to liquidate any Collateral in the event of any Event of Default and/or any attempt by Lender to otherwise exercise its rights hereunder, and (2) any misrepresentation, gross negligence, fraud or willful misconduct by any Borrower (or any of its employees or officers), or any other person or entity pledging Collateral hereunder. Moreover, with respect to any Advance Request or other communication between any Borrower and Lender hereunder and all other matters and transactions in connection therewith, each Borrower hereby irrevocably authorizes Lender to accept, rely upon, act upon and comply with any verbal or written instructions, requests, confirmations and orders of any Authorized Officer of any Borrower. Each Borrower acknowledges that the transmissions of any such instruction, request, confirmation, order or other communication involves the possibility of errors, omissions, mistakes and discrepancies, and each Borrower agrees to adopt such internal measures and operational procedures to protect its interest. By reason thereof, each Borrower hereby assumes all risk of loss and responsibility for — and hereby releases and discharges Lender from any and all risk of loss and responsibility for, and agrees to indemnify, reimburse on demand and hold Lender harmless from — any and all claims, actions, damages, losses, liability and costs by reason of or in any way related to (a) Lender’s accepting, relying and acting upon, complying with or observing any such instructions, requests, confirmations or orders from or on behalf of any such Authorized Officer, and (b) any such errors, omissions, mistakes and discrepancies by (or otherwise resulting from or attributable to the actions or inactions of) any Authorized Officer or any Borrower; provided, however, no Borrower assumes hereby the risk of any foreseeable actual loss resulting from Lender’s own gross negligence, fraud or willful misconduct. Each Borrower’s obligations provided for in this Section will survive any termination of this Agreement, and the repayment of the outstanding balances hereunder.

     9.2       Assignments and Participations. No Loan Document may be assigned (in whole or in part) by any Borrower without the prior written consent of Lender. Notwithstanding any other provision of any Loan Document, without receiving any consent of any Borrower, Lender at any time and from time to time may syndicate, participate or otherwise transfer, pledge or assign all (or any part of) its rights and obligations under any of the Loan Documents (or any indebtedness evidenced thereby) to any Person. Lender will make reasonable efforts to notify Borrowers of any such absolute transfer or assignment within twenty (20) Business Days thereafter; however, a failure to so notify will in no way impair any rights of Lender or any transferee or assignee. Upon execution and delivery of an appropriate instrument between any such participant, transferee or assignee and Lender, then (at Lender’s request) such participant, transferee or assignee will become a Lender party to this Agreement and will have all the rights and obligations of a Lender as set forth in such instrument. At Lender’s request, each Borrower will execute (or re-execute) and deliver (or otherwise obtain) any documents necessary to reflect or implement any such participation, transfer or assignment (including replacement promissory notes and any requested letters authorizing such participant, transferee or assignee to rely on existing certificates and opinions) and will otherwise fully cooperate in any such syndication process. Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing and subject to any grace periods specified in Section 7.2, without the prior written consent of Helix, Lender may not transfer or assign all (or any part of) its rights and obligations under any of the Loan Documents to any person that directly or indirectly competes with the principal business of the Borrowers.

     9.3       No Waiver; Delay. To be effective, any waiver by Lender must be expressed in a writing executed by Lender. Once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Lender (in its sole and absolute discretion) in writing. If Lender waives any power, right or remedy arising hereunder or under any applicable law, then such waiver will not be deemed to be a waiver (a) upon the later occurrence or recurrence of any events giving rise to the earlier waiver or (b) as to any other Obligor. No failure or delay by Lender to insist upon the strict performance of any term, condition, covenant or agreement of any of the Loan Documents, or to exercise any right, power or remedy hereunder, will constitute a waiver of compliance with any such term, condition, covenant or agreement, or preclude Lender from exercising any such right, power, or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender will not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or any other Loan Document or to declare an Event of Default for failure to effect such prompt payment of any such other amount. The remedies provided herein are cumulative and not exclusive of each other, the remedies provided by law, and the remedies provided by the other Loan Documents.

     9.4       Modification and Amendment. Except as otherwise expressly provided in this Agreement, no modification or amendment hereof will be effective unless made in a writing signed by appropriate officers of the parties hereto.

     9.5       Disclosure of Information to Third Parties. Lender will employ reasonable procedures to treat as confidential all written, non-public information delivered to Lender pursuant to this Agreement concerning the performance, operations, assets, structure and business plans of Borrowers that is conspicuously designated by Borrowers as confidential information. While other or different confidentiality procedures may be employed by Lender, the actual procedures employed by Lender for this purpose will be conclusively deemed to be reasonable if they are at least as protective of such information as the procedures generally employed by Lender to safeguard the confidentiality of

Lender’s own information that Lender generally considers to be confidential. Notwithstanding the foregoing, Lender may disclose any information concerning any Borrower in Lender’s possession from time to time (a) to permitted participants, transferees, assignees, pledgees and investors (including prospective participants, transferees, assignees, pledgees and investors), but subject to a reasonable confidentiality agreement regarding any non-public confidential information thereby disclosed, and (b) in response to credit inquiries consistent with general banking practices, and (c) to any federal or state regulator of Lender, and (d) to Lender’s Affiliates, employees, legal counsel, appraisers, accountants, agents and investors, and (e) to any Person pursuant to compulsory judicial process, and (f) to any judicial or arbitration forum in connection with enforcing the Loan Documents or defending any action based upon the Loan Documents or the relationship between Lender and any Borrower, and (g) to any other Person with respect to the public or non-confidential portions of any such information. Moreover, Lender (without any compensation, remuneration or notice to Borrowers) may also include operational, performance and structural information and data relating to Borrowers in compilations, reports and data bases assembled by Lender (or its Affiliates) and used to conduct, support, assist in and validate portfolio, industry and credit research and analysis for itself and/or other Persons; provided, however, that Lender may not thereby disclose to other Persons any information relating to Borrowers in a manner that is attributable to Borrowers unless (1) such disclosure is permitted under the standards outlined above in this Section or (2) Borrowers otherwise separately consent thereto (which consent may not be unreasonably withheld).

     9.6       Binding Effect and Governing Law. This Agreement and the other Loan Documents have been delivered by Borrowers and the other Obligors and have been received by Lender in the State of New York. This Agreement and all documents executed hereunder are binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement and all documents executed hereunder are governed as to their validity, interpretation, construction and effect by the laws of the State of New York.

     9.7       Notices. Any notice, request, consent, waiver or other communication required or permitted under or in connection with the Loan Documents will be deemed satisfactorily given if it is in writing and is delivered either personally to the addressee thereof, or by prepaid registered or certified U.S. mail or Canada Post, as applicable (return receipt requested), or by a nationally recognized commercial courier service with next-day delivery charges prepaid, or by telegraph, or by facsimile (voice confirmed), or by any other reasonable means of personal delivery to the party entitled thereto at its respective address set forth below:

If to any Borrower	Helix Hearing Care of America, Inc.
or its Affiliates:	7100 Jean-Talon East
Suite 610
Montreal, QC H1M 353
Attention: Steve Forget
Facsimile: (514) 353-0029
With a copy to the following listed counsel or such other counsel as may be designated by Borrowers from time to time (and which notice shall not constitute notice to Borrowers and failure to give such notice shall not affect the effectiveness of notice to Borrowers):

Fraser Milner Casgrain LLP
1 Place Ville-Marie, 39th Floor
Montreal, QC H3B 4M7
Attention: Vitale Santoro, Esquire
Facsimile: (514) 866-2241
If to Lender:	HEARx Ltd.
1250 Northpoint Parkway
West Palm Beach, FL 33407
Attention: Steve Hansbrough
Facsimile: (561) 688-8893
With a copy to the following listed counsel or such other counsel as may be designated by Lender from time to time (and which notice shall not constitute notice to Lender and failure to give such notice shall not affect the effectiveness of notice to Lender):

Bryan Cave LLP
13th Street, N.W., Suite 700
Washington, D.C. 20005
Attention: LaDawn Naegle, Esquire
Facsimile: (202) 508-6200

Any party to a Loan Document may change its address or facsimile number for notice purposes by giving notice thereof to the other parties to such Loan Document in accordance with this Section, provided that such change shall not be effective until 2 calendar days after notice of such change. All such notices and other communications will be deemed given and effective (a) if by mail, then upon actual receipt or 5 calendar days after mailing as provided above (whichever is earlier), or (b) if by facsimile, then upon successful transmittal to such party’s designated number, or (c) if by telegraph, then upon actual receipt or 2 Business Days after delivery to the telegraph company (whichever is earlier), or (d) if by nationally recognized commercial courier service, then upon actual receipt or 2 Business Days after delivery to the courier service (whichever is earlier), or (e) if otherwise delivered, then upon actual receipt. For any and all purposes related to giving and receiving notices and communications between any Borrower and Lender under any Loan Document, each Borrower hereby irrevocably appoints Steve Forget (and each other Authorized Officer) as its agent to whom Lender may give and from whom Lender may receive all such notices and communications, and Lender is entitled to rely upon (and treat as being properly authorized by Borrowers) any oral or written notices or communications purportedly received from (or that Lender believes in good faith to be received from) such Authorized Officer.

     9.8       Relationship with Prior Agreements. This Agreement completely and fully supersedes all oral agreements and all other and prior written agreements by and among Borrowers and Lender concerning the terms and conditions of this credit arrangement.

     9.9       Severability. If fulfillment of any provision of or any transaction related to any Loan Document at the time performance is due involves transcending the limit of validity prescribed by applicable law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity. If any clause or provision of this Agreement operates or would prospectively operate to invalidate this Agreement or any other Loan Document in whole or in part, then such clause or provision only shall be void (as though not contained herein or therein), and the remainder of this Agreement or such other Loan Document shall remain operative and in full force and effect; provided, however, if any such clause or provision pertains to the repayment of any indebtedness hereunder, then the occurrence of any such invalidity shall constitute an immediate Event of Default hereunder.

     9.10       Termination and Survival. All representations, warranties, covenants and other agreements of any Obligor contained in any Loan Document or any other documentation required thereunder will survive the execution and delivery of the Loan Documents and the funding of the Advances hereunder and will continue in full force and effect until terminated in accordance with this Agreement. Upon (a) indefeasible receipt by Lender of the entire indebtedness and all other amounts then due or owing to Lender under the Loan Documents (without any condition, deduction, offset, netting, counterclaim or reservation of rights), and (b) receipt by Lender of an instruction from Borrowers to terminate and cancel the Loan Documents, all Commitments and all Facilities thereunder (together with an acknowledgment that Lender will have no further obligations or liabilities under or in connection with any Loan Document), then Lender (at the written request and expense of Borrowers) will terminate and cancel all Loan Documents (other than the waivers, reinstatement rights, and reimbursement and indemnification protections in favor of Lender under the Loan Documents, which provisions shall survive any such termination of the Loan Documents).

     9.11       Reinstatement. To the maximum extent not prohibited by applicable law, this Agreement and the other Loan Documents (and the indebtedness hereunder and Collateral therefor) will be reinstated and the indebtedness correspondingly increased (as though such payment(s) had not been made) if at any time any amount received by Lender in respect of any Loan Document is rescinded or must otherwise be restored, refunded or returned by Lender to Borrower or any other Person (a) upon or as a result of the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any other Person, or (b) upon or as a result of the appointment of any receiver, intervenor, conservator, trustee or similar official for any Borrower or any other Person or for any substantial part of the assets of any Borrower or any other Person, or (c) for any other reason.

     9.12       Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document. Each such counterpart will be deemed to be an original but all counterparts together will constitute one and the same instrument.

     9.13       Waiver of Suretyship Defenses. Each Borrower hereby waives any and all defenses and rights of discharge based upon suretyship or impairment of collateral (including lack of attachment or perfection with respect thereto) that it may now have or may hereafter acquire with respect to Lender or any of its obligations hereunder, under any Loan Document or under any other agreement that it may have or may hereafter enter into with Lender.

     9.14       Waiver of Liability. Each Borrower (a) agrees that Lender (and its directors, officers, employees and agents) shall have no liability to any Borrower (whether sounding in tort, contract or otherwise) for losses or costs suffered or incurred by any Borrower in connection with or in any way related to the transactions contemplated or the relationship established by any Loan Document, or any act, omission or event occurring in connection herewith or therewith, except for foreseeable actual losses resulting from Lender’s own gross negligence, willful misconduct or fraud and (b) waives, releases and agrees not to sue upon any claim against Lender (or its directors, officers, employees or agents) whether sounding in tort, contract or otherwise, except for claims for foreseeable actual losses resulting from Lender’s own gross negligence, willful misconduct or fraud. Moreover, whether or not such damages are related to a claim that is subject to the waiver effected above and whether or not such waiver is effective, Lender (and its directors, officers, employees and agents) shall have no liability with respect to (and each Borrower hereby waives, releases and agrees not to sue upon any claim for) any special, indirect, consequential, punitive or non-foreseeable damages suffered by any Borrower in connection with or in any way related to the transactions contemplated or the relationship established by any Loan Document, or any act, omission or event occurring in connection herewith or therewith.

     9.15       Forum Selection; Consent to Jurisdiction. Any litigation in connection with or in any way related to any Loan Document, or any course of conduct, course of dealing, statements (whether verbal or written), actions or inactions of Lender or any Borrower will be brought and maintained exclusively in the courts of the State of New York or in the United States District Court for the Southern District of New York; provided, however, that any suit seeking enforcement against any Borrower, any Collateral or any other property may also be brought (at Lender’s option) in the courts of any other jurisdiction where such Collateral or other property may be found or where Lender may otherwise obtain personal jurisdiction over such Borrower. Each Borrower hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final and non-appealable judgment rendered thereby in connection with such litigation. Each Borrower further irrevocably consents to the service of process by registered or certified mail, postage prepaid, or by personal service within or outside the State of New York. Each Borrower hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, then such Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

     9.16       Waiver of Jury Trial. Lender and each Borrower each hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation (whether as claim, counter-claim, affirmative defense or otherwise) in connection with or in any way related to any of the Loan Documents, or any course of conduct, course of dealing, statements (whether verbal or written), actions or inactions of Lender or any Borrower. Each Borrower acknowledges and agrees (a) that it has received full and sufficient consideration for this provision (and each other provision of each other Loan Document to which it is a party), and (b) that it has been advised by legal counsel in connection herewith, and (c) that this provision is a material inducement for Lender entering into the Loan Documents and funding Advances thereunder.

     9.17       Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Lender could purchase in the Toronto foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Obligor agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Lender receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Lender may, in accordance with normal banking procedures, purchase, in the Toronto foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Obligor agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Lender against such loss. The term “rate of exchange” in this Section 9.17 means the spot rate at which the Lender, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency and includes any premium and costs of exchange payable in connection with such purchase.

     9.18       French/English Acknowledgment. It is the express wish of the parties hereto that this Agreement and any related documents be drawn up and executed in English. Il est la volonté expresse des parties que cette convention et tous les documents s’y rattachant soient redigés et signés en anglais.

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     IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed this Credit Facility Agreement, as an instrument under seal (whether or not any such seals are physically attached hereto), as of the day and year first above written.

ATTEST:	HELIX HEARING CARE OF AMERICA CORP (Borrower)
By: /s/ FRANCOIS TELLIER	By: /s/ STEVE FORGET
Name: Francois Tellier	Name: Steve Forget
Title: General Counsel	Title: President & Chief Executive Officer
CORPORATE SEAL:	Address: 7100, Jean-Talon East, Suite 610
Montreal, Quebec H1M 3S3
Facsimile: (514) 353-0029
HELIX HEARING CARE OF AMERICA (U.S.A.) CORP. (Borrower)
By: /s/ STEVE FORGET
Name: Steve Forget
Title: President & Chief Executive Officer
Address: 7100, Jean-Talon East, Suite 610
Montreal, Quebec H1M 3S3
Facsimile: (514) 353-0029
Les services de gestion Hearing Care of
America SGHCA Inc. (Borrower)
By: /s/ STEVE FORGET
Name: Steve Forget
Title: President & Chief Executive Officer
Address: 7100, Jean-Talon East, Suite 610
Montreal, Quebec H1M 3S3
Facsimile: (514) 353-0029

Les services d’ approvsionement Hearing Care of America SAHCA Inc. (Borrower)

By: /s/ STEVE FORGET

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Les services de location Hearing Care of America SLHCA Inc. (Borrower)

By: /s/ STEVE FORGET

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

3371727 Canada Inc. (Borrower)

By: /s/ STEVE FORGET

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (Ohio) Corp. (Borrower)

By: /s/ STEVE FORGET

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (New York) Corp. (Borrower)

By: /s/ STEVE FORGET

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (Missouri) Corp. (Borrower)

By: /s/ STEVE FORGET

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (Wisconsin) Corp. (Borrower)

By: /s/ STEVE FORGET

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (Minnesota) Corp. (Borrower)

By: /s/ STEVE FORGET

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (Indiana) Corp. (Borrower)

By: /s/ STEVE FORGET

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (Pennsylvania) Corp. (Borrower)

By: /s/ STEVE FORGET

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (Arizona) Corp. (Borrower)

By: /s/ STEVE FORGET

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (Washington) Corp. (Borrower)

By: /s/ STEVE FORGET

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Helix Hearing Care of America (Michigan) Corp. (Borrower)

By: /s/ STEVE FORGET

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

American Hearing Centers, Inc. (Borrower)

By: /s/ STEVE FORGET

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Auxiliary Health Benefits Corporation, d/b/a National Ear Care Plan (Borrower)

By: /s/ STEVE FORGET

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610 Montreal, Quebec H1M 3S3 Facsimile: (514) 353-0029

Thomas W. Fell Co., Inc. (Borrower)
By: /s/ STEVE FORGET

Name: Steve Forget

Title: President & Chief Executive Officer

Address: 7100, Jean-Talon East, Suite 610
Montreal, Quebec H1M 3S3
Facsimile: (514) 353-0029

ATTEST:	HEARx LTD. (Lender)

By: /s/ BRYAN L. BURGETT	By: /s/ STEPHEN J. HANSBROUGH

Name: Bryan L. Burgett	Name: Stephen J. Hansbrough

Title: Vice President & General Counsel	Title: President and Chief Operating Officer

Address: 1250 Northpoint Parkway
West Palm Beach, FL 33407
Facsimile: (561) 688-8893